Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214079

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 12, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 12, 2016)

ENERSIS AMÉRICAS S.A.

US$             % Notes due 20

We are offering US$             % Notes due 20    (the “notes”). We will pay interest on the notes semi-annually in arrears on              and             of each year, commencing             , 2017. The notes will bear interest at a rate of     % per year and will mature on             , 20      . We will pay principal and interest on the notes in United States dollars.

We may redeem the notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to the greater of the outstanding principal amount of the notes and a “make-whole” amount, in each case plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption. In addition, we may redeem the notes, in whole or in part, at any time and from time to time, beginning on the date that is 90 days prior to the scheduled maturity date of the notes, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption. We may also redeem the notes in whole, but not in part, at any time, if certain changes relating to Chilean tax laws occur, at 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption. See “Description of the Notes.”

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured senior indebtedness, except for obligations preferred by operation of law. The notes will be effectively subordinated to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and structurally subordinated to all of the existing and future liabilities of our subsidiaries. The notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

Investing in these notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, as amended, and beginning on page S-30 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ANY OFFER OR SALE OF NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC (THE “PROSPECTUS DIRECTIVE”) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

	Per Note		Total
Public offering price(1)		%	US$
Underwriting discount		%	US$
Proceeds to us (before expenses)(1)		%	US$

(1)	Plus accrued interest, if any, from , 2016, if settlement occurs after that date.

We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes.

The notes may not be publicly offered or sold, directly or indirectly, in the Republic of Chile, or to any resident of Chile, except as permitted by applicable Chilean law. The notes will not be registered under Law No. 18,045, as amended (Ley de Mercado de Valores or the “Securities Market Law”), with the Superintendence of Securities and Insurance (Superintendencia de Valores y Seguros or the “SVS”) and, accordingly, the notes cannot and will not be offered or sold to persons in Chile except in circumstances which have not resulted and will not result in a public offering under Chilean law, and/or in compliance with General Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS (“SVS Rule 336”). Pursuant to SVS Rule 336, the notes may be privately offered in Chile to certain “qualified investors,” identified as such therein (which in turn are further described in General Rule No. 216, dated June 12, 2008, issued by the SVS). See “Underwriting Selling—Restrictions—Chile.”

Delivery of the notes is expected to be made to purchasers in book-entry form only through the facilities of The Depository Trust Company, for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about                 , 2016.

Joint Book-Running Managers
BBVA	Citigroup	J.P. Morgan	Morgan Stanley	Santander

The date of this prospectus supplement is                 , 2016.

Simplified Organization Structure (1)

As of June 30, 2016

(1)	Only principal operating subsidiaries are presented here. The percentage listed for each of our subsidiaries represents our economic interest in such subsidiary.

Prospectus Supplement

GLOSSARY

Ampla	Ampla Energia e Serviços S.A.	A publicly held Brazilian distribution company operating in Rio de Janeiro, owned by Enel Brasil, our subsidiary.

Cachoeira Dourada	Centrais Elétricas Cachoeira Dourada S.A.	Brazilian generation company owned by Enel Brasil, our subsidiary.

Cemsa	Central Comercializadora de Energía S.A.	Energy trading company with operations in Argentina, and our subsidiary.

Chilectra Américas	Chilectra Américas S.A.	Electricity distribution company holding minority interests in electricity distribution companies in Argentina, Brazil, Colombia and Peru, and our subsidiary.

Chilectra Chile	Chilectra S.A.	Chilean electricity distribution company operating in the Santiago metropolitan area and a combined entity of Enersis Chile.

CIEN	Companhia de Interconexão Energética S.A.	Brazilian transmission company, wholly owned by Enel Brasil, our subsidiary.

Codensa	Codensa S.A. E.S.P.	Colombian distribution company that operates mainly in Bogotá and controlled by us.

Coelce	Companhia Energética do Ceará S.A.	A publicly held Brazilian distribution company operating in the state of Ceará. Coelce is controlled by Enel Brasil, our subsidiary.

Costanera	Central Costanera S.A.	A publicly held Argentine generation company controlled by Endesa Américas. Formerly known as Endesa Costanera.

CTM	Compañía de Transmisión del Mercosur S.A.	Argentine transmission company and subsidiary of Enel Brasil, our subsidiary.

DECSA	Distribuidora Eléctrica de Cundinamarca S.A.	Colombian distribution company and a subsidiary of Codensa.

Dock Sud	Central Dock Sud S.A.	Argentine generation company and our subsidiary.

EBITDA	Earnings before interest (financial expense), taxes, depreciation and amortization.	EBITDA is net income plus depreciation and amortization, financial expense and income taxes.

Edegel	Edegel S.A.A.	A publicly held Peruvian generation company and a combined entity of Endesa Américas.

Edelnor	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	A publicly held Peruvian distribution company, with a concession area in the northern part of Lima, and our subsidiary.

Edesur	Empresa Distribuidora Sur S.A.	Argentine distribution company, with a concession area in the south of the Buenos Aires greater metropolitan area, and our subsidiary.

EEC	Empresa de Energía de Cundinamarca S.A. E.S.P.	Colombian distribution company and a subsidiary of DECSA, in which we hold 19.5% interest.

EEPSA	Empresa Eléctrica de Piura S.A.	A publicly held Peruvian generation company with natural gas thermal plants, and our subsidiary.

El Chocón	Hidroeléctrica El Chocón S.A.	Argentine generation company with two hydroelectric plants, El Chocón and Arroyito, both located in the Limay River, Argentina and a combined entity of Endesa Américas.

Emgesa	Emgesa S.A. E.S.P.	Colombian generation company controlled by Endesa Américas.

Endesa Américas	Endesa Américas S.A.	A limited liability stock corporation incorporated under the laws of Chile, with electricity generation operations in Argentina, Colombia and Peru. Our subsidiary.

Endesa Chile	Empresa Nacional de Electricidad S.A.	A publicly held limited liability stock corporation incorporated under the laws of Chile, with electricity generation assets in Chile, and a combined entity of Enersis Chile.

Enel	Enel S.p.A.	An Italian energy company with multinational operations in the power and gas markets. A 60.6% beneficial owner of us and our ultimate parent company.

Enel Brasil	Enel Brasil S.A.	Brazilian holding company and our subsidiary. Enel Brasil was formerly known as Endesa Brasil S.A.

Enel Iberoamérica	Enel Iberoamérica, S.R.L.	A wholly owned subsidiary of Enel and owner of 20.3% of us, which it acquired from Endesa Spain in October 2014. Enel Iberoamérica was formerly known as Enel Energy Europe S.R.L.

Enel Latinoamérica	Enel Latinoamérica, S.A.	A wholly owned subsidiary of Enel Iberoamérica and owner of 40.3% of us.

Enersis Américas	Enersis Américas S.A.	Our company, a publicly held limited liability stock corporation incorporated under the laws of Chile, with subsidiaries engaged primarily in the generation, transmission and distribution of electricity in Argentina, Brazil, Colombia, and Peru.

Enersis Chile	Enersis Chile S.A.	A publicly held limited liability stock corporation incorporated under the laws of Chile, which holds combined entities engaged primarily in the generation and distribution of electricity in Chile controlled by Enel.

Fortaleza	Central Geradora Termelétrica Fortaleza S.A.	Brazilian generation company that operates in the state of Ceará. Fortaleza is wholly owned by Enel Brasil, our subsidiary.

IFRS	International Financial Reporting Standards	International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

SVS	Superintendencia de Valores y Seguros	Chilean Superintendence of Securities and Insurance, the authority that supervises public companies, securities and the insurance business.

UF	Unidad de Fomento	Chilean inflation-indexed, Chilean peso-denominated monetary unit.

PRESENTATION OF INFORMATION

Financial Information

In this prospectus supplement, unless the context otherwise requires, all references to “Enersis Américas,” the “Company,” “we,” “us” and “our” are to Enersis Américas S.A., a company organized and existing under the laws of Chile, and its consolidated subsidiaries. In this prospectus supplement, unless otherwise specified, references to “U.S. dollars” or “US$,” are to dollars of the United States of America; references to “pesos” or “Ch$” are to Chilean pesos, the legal currency of Chile; references to “Ar$” or “Argentine pesos” are to the legal currency of Argentina; references to “R$” or “reais” are to Brazilian reais, the legal currency of Brazil; references to “soles” are to Peruvian Soles, the legal currency of Peru; references to “CPs” or “Colombian pesos” are to the legal currency of Colombia; references to “€” or “Euros” are to the legal currency of the European Union; and references to “UF” are to Unidades de Fomento.

The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is adjusted daily to reflect changes in the official Consumer Price Index (“CPI”) of the Chilean National Institute of Statistics (Instituto Nacional de Estadísticas or “INE”). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of June 30, 2016, one UF was equivalent to Ch$26,052.07. The U.S. dollar equivalent of one UF was US$39.39 as of June 30, 2016, using the Observed Exchange Rate reported by the Central Bank of Chile (Banco Central de Chile) for June 30, 2016 of Ch$661.37 per US$1.00. The U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”), which is reported and published on July 1, 2016 by the Central Bank of Chile in the Official Gazette (Diario Oficial) for June 30, 2016, is the weighted average exchange rate of June 30, 2016 transactions in the Formal Exchange Market. The Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to maintain the Observed Exchange Rate within a desired range.

Our consolidated financial statements and, unless otherwise indicated, other financial information included in this prospectus supplement are presented in Chilean pesos. We prepare our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

All of our subsidiaries are integrated and all their assets, liabilities, income, expenses and cash flows are included in the consolidated financial statements after making the adjustments and eliminations related to intragroup transactions. Investments in associated companies over which we exercise significant influence are included in our consolidated financial statements using the equity method. For detailed information regarding consolidated entities, jointly-controlled entities and associated companies, see Appendices 1, 2 and 3 beginning on page F-191 of our annual report on Form 20-F for the year ended December 31, 2015, as amended (the “2015 Form 20-F”), incorporated by reference into this prospectus supplement.

Since the conditions established under IFRS were met by December 31, 2015, in the financial statements included in this prospectus supplement, all operations regarding our former Chilean businesses for the years ended December 31, 2015, 2014 and 2013 have been presented as discontinued operations.

For the convenience of the reader, this prospectus supplement contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos as of and for the six months ended June 30, 2016 is based on the Observed Exchange Rate for June 30, 2016. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate. See “Exchange Rates.”

Technical Terms

References to “TW” are to terawatts; references to “GW” and “GWh” are to gigawatts and gigawatt hours, respectively; references to “MW” and “MWh” are to megawatts and megawatt hours, respectively; references to “kW” and “kWh” are to kilowatts and kilowatt hours, respectively; references to “kV” are to kilovolts, and references to “MVA” are to megavolt amperes. References to “BTU” and “MBTU” are to British thermal unit and million British thermal units, respectively. A “BTU” is an energy unit equal to approximately 1,055 joules. References to “Hz” are to hertz; and references to “mtpa” are to metric tons per annum. Unless otherwise indicated, statistics provided in this prospectus supplement with respect to the installed capacity of electricity generation facilities are expressed in MW. One TW equals 1,000 GW, one GW equals 1,000 MW and one MW equals 1,000 kW.

Statistics relating to aggregate annual electricity production are expressed in GWh and based on a year of 8,760 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators.

Energy losses experienced by generation companies during transmission are calculated by subtracting the number of GWh of energy sold from the number of GWh of energy generated (excluding their own energy consumption and losses on the part of the power plant), within a given period. Losses are expressed as a percentage of total energy generated.

Energy losses during distribution are calculated as the difference between total energy purchased (GWh of electricity demand, including own generation) and the energy sold (also measured in GWh), within a given period. Distribution losses are expressed as a percentage of total energy purchased. Losses in distribution arise from illegally tapped energy, as well as technical losses.

Calculation of Economic Interest

References are made in this prospectus supplement to the “economic interest” of Enersis Américas in its related companies. In circumstances where we do not directly own an interest in a related company, our economic interest in such ultimate related company is calculated by multiplying the percentage of economic interest in a directly held related company by the percentage of economic interest of any entity in the ownership chain of such related company. For example, if we own 60% of a directly held subsidiary and that subsidiary owns 40% of an associate, our economic interest in such associate would be 60% times 40%, or 24%.

Market and Industry Data

This prospectus supplement contains data related to the economic conditions in the markets in which we operate. Unless otherwise indicated, information in this prospectus supplement concerning economic conditions is based on publicly available information from third-party sources which we believe to be reasonable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications. The economic conditions in the markets in which we operate may deteriorate, and those economies may not grow at the rates projected by market data, or at all. The deterioration of the economic conditions in the markets in which we operate may have a material adverse effect on our business, results of operations, financial condition and the market price of the notes.

Non-GAAP Financial Measures

A body of generally accepted accounting principles is commonly referred to as “GAAP.” For this purpose, a non-GAAP financial measure is generally defined by the United States Securities and Exchange Commission (the “SEC”) as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. This prospectus supplement discloses our consolidated EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures. EBITDA consists of net income plus depreciation and amortization, financial expense and income tax. Adjusted EBITDA consists of EBITDA plus impairment losses, minus other non-operating income (expense).

EBITDA and Adjusted EBITDA are not presentations made in accordance with IFRS or generally accepted accounting principles in the United States. Our management believes that disclosure of EBITDA and Adjusted EBITDA can provide useful information to financial analysts and the investing public in their evaluation of our operating performance and their comparison of our operating performance to the operating performance of other companies in the same industry and other industries. Because not all companies calculate EBITDA or Adjusted EBITDA, EBITDA and Adjusted EBITDA as used herein may not be comparable to EBITDA or Adjusted EBITDA used by other companies.

See “Prospectus Supplement Summary—Summary Consolidated Financial and Operating Information” and “Selected Consolidated Financial and Operating Data” for a reconciliation of consolidated Adjusted EBITDA and EBITDA to our consolidated net income from continuing operations. The non-GAAP financial measures described in this prospectus supplement are not a substitute for the IFRS measures of earnings. EBITDA and Adjusted EBITDA are metrics derived from our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enersisamericas.cl. We are an issuer in Chile of securities registered with the SVS. Shares of our common stock are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, and the Valparaíso Stock Exchange, which we refer to collectively as the “Chilean Stock Exchanges,” under the symbol “ENERSIS-AM.” Accordingly, we are currently required to file quarterly and annual reports and issue notices of essential or significant events (hechos esenciales o relevantes) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.svs.cl and www.enersisamericas.cl. The information contained on and linked from our website or the SVS website is not incorporated by reference into the prospectus supplement and accompanying prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus supplement specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus supplement or another prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

We incorporate by reference in this prospectus supplement the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus supplement) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	The 2015 Form 20-F; and

•	Our Report on Form 6-K filed on October 12, 2016 (the “October 12, 2016 Form 6-K”).

Except for the Reports on Form 6-K specifically designated as being filed and incorporated by reference herein, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enersis Américas S.A., Santa Rosa 76, Santiago, Chile, Attention: Investor Relations, (56-2) 2353-4400 or via e-mail to ir.enersis@enel.com.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements appear throughout this prospectus supplement and include statements regarding our intent, belief or current expectations, including, but not limited to, any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus supplement regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	changes in the regulatory framework of the electricity industry in one or more of the countries in which we operate;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	our dependence on dividends, loans and other payments from our subsidiaries, jointly controlled entities and associates to meet our payment obligations;

•	the impact of hydrology, drought, climate change, natural disasters, catastrophic accidents and acts of terrorism;

•	political, economic and demographic developments in the markets in South America where we conduct our business;

•	the merger is not consummated, is delayed or is not consummated under the expected conditions; and

•	the factors discussed below under “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Information” sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Our Company

We are a Chilean company engaged through our subsidiaries and jointly-controlled companies in the electricity generation, transmission and distribution business in Argentina, Brazil, Colombia, and Peru.

We own 60.0% of Endesa Américas S.A. (“Endesa Américas”), a Chilean electricity generation company that holds electricity generation operations in Argentina, Colombia and Peru, minority interests in generation, distribution and transmission operations in Brazil, and 99.1% of Chilectra Américas S.A. (“Chilectra Américas”), a Chilean electricity distribution company that holds minority interests in distribution companies in Argentina, Brazil, Colombia and Peru. Enel S.p.A. (“Enel”), an Italian energy company with multinational operations in the power and gas markets, beneficially owns 60.6% of us and is our ultimate parent.

Enel operates in 32 countries across four continents, with a focus on Europe and Latin America, with over 95 GW of net installed capacity and distributes electricity and gas through a network covering approximately 1.9 million km. Enel has 61 million customers worldwide.

On September 28, 2016, the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas met, voted and approved by more than two-thirds of the outstanding voting shares of each company, the merger of Endesa Américas and Chilectra Américas with and into Enersis Américas, with Enersis Américas continuing as the surviving company under the name “Enel Américas S.A.” (the “Merger”). The Merger of Enersis Américas, Endesa Américas and Chilectra Américas will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company, contributing to the simplification of the corporate structure of the group and providing Enersis Américas with benefits such as leakage reduction, strategic interest alignment, more efficient decision making and operational efficiencies. See “Recent Developments.”

We seek to take advantage of our know-how and market leadership to remain one of the leading private sector utility companies in South America. We continually seek to maximize our return on investments and to reduce operating and financial costs in our subsidiaries, jointly controlled entities and associates over which we have significant influence.

As of and for the six months ended June 30, 2016, our consolidated assets were Ch$10,718 billion, our consolidated net income from continuing operations was Ch$352 billion, our consolidated operating revenues from continuing operations were Ch$2,373 billion and our Adjusted EBITDA was Ch$872 billion. See “—Summary Consolidated Financial and Operating Information” and “Selected Consolidated Financial and Operating Data” for a reconciliation of Adjusted EBITDA to our consolidated net income from continuing operations. Our common stock has been registered with the SVS and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and are listed for trading on the NYSE.

As of June 30, 2016, we had 10,740 MW of installed capacity, with 105 generation units in the four countries in which we operate (Argentina, Brazil, Colombia and Peru).

We are a publicly traded open stock corporation (sociedad anónima abierta) organized under the laws of Chile. Our principal executive offices are located at Santa Rosa 76, 16th floor, Santiago, Chile and our general telephone number is (56-2) 2353-4000.

Recent Developments

On September 28, 2016, the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas met, voted and approved by more than two-thirds of the outstanding voting shares of each company the merger of Endesa Américas and Chilectra Américas with and into Enersis Américas, with Enersis Américas continuing as the surviving company under the name “Enel Américas S.A.” The Merger of Enersis Américas, Endesa Américas and Chilectra Américas will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company, contributing to the simplification of the corporate structure of the group and providing Enersis Américas with benefits such as leakage reduction, strategic interest alignment, more efficient decision-making and operational efficiencies.

The Merger is the second phase of a reorganization transaction to separate the Chilean and non-Chilean businesses of Enersis Américas (formerly known as Enersis S.A.) (the “Reorganization”). The first phase of the Reorganization involved the separation of the respective Chilean and non-Chilean electricity generation, distribution and transmission businesses of Empresa Nacional de Electricidad S.A. (“Endesa Chile”), Chilectra S.A. (“Chilectra”), and Enersis Américas by means of a “división” or “demerger” under Chilean law (collectively, the “Spin-Offs”). The Spin-Offs were completed on April 21, 2016, resulting in the creation and public listing of the shares of the newly incorporated entities resulting from the Spin-Offs, Enersis Chile S.A., Endesa Américas and Chilectra Américas.

As a consequence of the approval of the Merger, shareholders of Endesa Américas and Chilectra Américas have the following options:

•	shareholders of Endesa Américas may participate in the Merger and receive 2.8 shares of Enersis Américas common stock for each Endesa Américas share they own and 1.68 Enersis Américas American Depositary Shares (“ADSs”) for each Endesa Américas ADS they own since Endesa Américas will cease to exist as a separate entity upon consummation of the Merger;

•	shareholders of Chilectra Américas may participate in the Merger and receive 4.0 shares of Enersis Américas common stock for each Chilectra Américas share they own since Chilectra Américas will also cease to exist as a separate entity upon consummation of the Merger;

•	shareholders of Enersis Américas, Endesa Américas and Chilectra Américas may dissent with respect to the Merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a cash payment equivalent to the weighted average of the closing prices of Enersis Américas or Endesa Américas shares, as the case may be, as reported on the Chilean Stock Exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the Merger is approved or the book value of the Chilectra Américas shares, as applicable; or

•

shareholders of Endesa Américas may tender their Endesa Américas shares and ADSs in the tender offer commenced by Enersis Américas on September 14, 2016 and receive Ch$300 per Endesa Américas share and Ch$9,000 per Endesa Américas ADS (the “U.S. Offer”), in each case, in cash, without interest, payable in U.S. dollars, and less the amount of any fees, expenses and withholding taxes that may be applicable, upon the terms set forth in the Offer to Purchase, dated as of September 14, 2016, and any amendments or supplements thereto (the “Offer to Purchase”), and in the related Form of Acceptance Letter and ADS Letter of Transmittal. Simultaneously with the U.S. Offer, Enersis Américas is also making an offer in accordance with the tender offer rules of Chile set forth in the Securities Market Law, to purchase all of the outstanding shares from all holders of shares, wherever located (the “Chilean Offer,” and together with the U.S. Offer, the “Offers”) for the same price and on substantially the same terms as the shares to be purchased pursuant to the U.S. Offer. Endesa Américas shareholders may participate in the Offers, regardless of their vote on the Merger or whether they vote at all.

The U.S. Offer will expire at 4:30 p.m., New York City time, on October 28, 2016 or such later time and date to which the U.S. Offer is extended and is intended to coincide with the expiration of the concurrent Chilean Offer, as well as with the expiration of the statutory merger dissenters’ withdrawal rights.

The Merger is conditioned on the following: (i) no more than (A) 10% of the outstanding shares of Enersis Américas, (B) 10% of the outstanding shares of Endesa Américas and (C) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the Merger, (ii) no shareholder owns more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights; and (iii) receipt by Enersis Américas of all Chilean registrations and approvals which are preconditions to the issuance and listing by Enersis Américas of the shares to be exchanged for shares of Endesa Américas and Chilectra Américas in the Merger.

However, if one or more of the events described in clauses (i), (ii) or (iii) occurs within 60 days of the date of the respective shareholders’ meetings that approve the Merger, the shareholders of each of the merging companies may agree at a subsequent shareholders’ meeting to waive the condition such that the Merger will nonetheless take effect, subject to compliance with all applicable Chilean and U.S. laws. Holders of two-thirds of the outstanding shares of each of Endesa Américas, Chilectra Américas and Enersis Américas would be required to waive the condition. There can be no assurance that any shareholders’ meeting would be summoned for such purpose.

Summary Consolidated Financial and Operating Information

The tables below present a summary of our consolidated financial and operating information as of and for the periods indicated. The following summary consolidated financial information as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 has been derived from our unaudited consolidated financial statements, which are incorporated by reference herein. The summary consolidated financial information as of December 31, 2015 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements, which are incorporated by reference herein.

Our audited and unaudited consolidated financial statements incorporated by reference in this prospectus supplement were prepared in accordance with IFRS, as issued by the IASB.

Historical results are not necessarily indicative of the results to be expected in the future. You should read the information below in conjunction with our consolidated financial statements and related notes, which have been incorporated by reference in this prospectus supplement, as well as “Operating and Financial Review and Prospects” in our 2015 Form 20-F and in the October 12, 2016 Form 6-K. For more information, see “Where You Can Find More Information.”

Amounts are expressed in millions except for ratios and operating information. For the convenience of the reader, all information presented in U.S. dollars in the following summary have been converted at the Observed Exchange Rate for June 30, 2016 of Ch$661.37 per US$1.00. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, at such rates or at any other rate. For more information concerning historical exchange rates, see “Exchange Rates.”

The following table sets forth Enersis Américas’ summary consolidated financial information for the periods indicated:

	June 30,			Years ended December 31,
	2016(1)	2016	2015	2015(1)	2015	2014	2013(2)
	(US$ millions)	(Ch$ millions)		(US$ millions)	(Ch$ millions)
Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	3,879	2,565,327	2,599,786	8,016	5,301,440	5,206,370	4,528,148
Operating expenses(3)	(2,835)	(1,874,830)	(1,998,403)	(6,119)	(4,046,682)	(3,818,370)	(3,177,080)
Operating income	1,044	690,497	601,383	1,897	1,254,758	1,388,000	1,351,068
Financial income (expense), net	(270)	(178,680)	(58,325)	43	28,287	(213,316)	(118,899)
Total gain (loss) on sale of non-current assets not held for sale	—	245	635	(10)	(6,566)	877	4,642
Other non-operating income	2	1,588	2,772	5	3,333	2,560	980
Income before income tax	777	513,649	546,465	1,935	1,279,812	1,178,121	1,237,791
Income tax expenses, continuing operations	(244)	(161,251)	(182,683)	(792)	(523,663)	(425,958)	(442,455)
Net Income from continuing operations	533	352,398	363,782	1,143	756,149	752,163	795,336
Income after tax from discontinued operations	174	115,130	97,359	587	388,321	215,332	318,065
Net income	707	467,529	461,141	1,730	1,144,470	967,495	1,113,401
Net income attributable to shareholders of Enersis Américas	406	268,568	288,008	1,000	661,587	571,873	658,514

Net income attributable to non-controlling interests	301	198,961	173,134	730	482,883	395,622	454,887
Net income from continuing operations per average number of shares basic and diluted (Ch$/US$)	0.01	3.88	4.16	0.01	8.35	8.344	9.49
Net income from continuing operations per average number of ADS (Ch$/US$)	0.29	194.21	208.21	0.63	417,50	417.00	474.50
Net income from discontinued operations per average number of shares basic and diluted (Ch$/US$)	—	1.59	1.70	0.01	5.13	3.31	5.08
Net income from discontinued operations per average number of ADSs (Ch$/US$)	0.12	79.32	85.12	0.39	256.50	165.50	254.00
Net income per average number of shares, basic and diluted (Ch$/US$ per share)	0.01	3.88	4.16	0.01	8.35	8.34	9.49
Net income per average number of ADSs (Ch$/US$ per ADS)	0.29	194.21	208.21	0.63	417.50	417.00	474.50
Cash dividends per share (Ch$/US$ per share)	0.01	4.64	6.21	0.01	6.21	6.71	4.25
Cash dividends per ADS (Ch$/US$ per ADS)	0.35	232.24	310.72	0.47	310.72	335.34	212.51
Weighted average number of shares of common stock (millions)		49,093	49,093		49,093	49,093	45,219
Number of ADS (millions)(4)		99.69	99.69		99.69	102.65	105.20

	As of June 30,		As of December 31,
	2016(1)	2016	2015(1)	2015	2014
	(US$ millions)	(Ch$ millions)	(US$ millions)	(Ch$ millions)
Consolidated Statement of Financial Position Information
Total assets	16,206	10,718,458	23,359	15,449,154	15,921,322
Non-current liabilities	4,457	2,947,697	4,164	2,753,965	4,447,282
Equity attributable to shareholders	5,665	3,746,642	9,112	6,026,149	6,201,976
Equity attributable to Minority interests	2,359	1,560,355	3,273	2,163,659	2,077,243
Total equity	8,024	5,306,997	12,383	8,189,808	8,279,219
Capital stock	5,406	3,575,339	8,776	5,804,448	5,804,448

Other Consolidated Financial Information
EBITDA(5)	1,283	848,747	2,376.99	1,572,067	1,742,179
Adjusted EBITDA(5)	1,319	872,273	2,442.07	1,615,112	1,777,073
Capital expenditures (CAPEX)(6)	616	407,489	2,060	1,362,561	1,089,362
Depreciation, amortization and impairment losses(7)	275	181,776	545	360,354	389,073

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$661.37 per U.S. dollar, the Observed Exchange Rate for June 30, 2016.
(2)	Restated as a result of the application of IFRS 11.
(3)	Operating expenses include selling and administration expense.
(4)	As of December 31 of each year.
(5)	EBITDA consists of net income plus depreciation and amortization, financial expense and income tax. Adjusted EBITDA consists of EBITDA plus impairment losses, minus other non-operating income (expense).
(6)	CAPEX figures represent effective payments for each year.
(7)	For further detail please refer to (i) Note 27 of the Notes to the Enersis Américas interim consolidated financial statements included as Exhibit 99.1 to the October 12, 2016 Form 6-K and (ii) Note 30 of the Notes to the Enersis Américas consolidated financial statements in the 2015 Form 20-F.

The following table sets forth a reconciliation of our consolidated EBITDA and Adjusted EBITDA to our consolidated net income from continuing operations for the periods indicated.

	June 30,			As of and for the year ended December 31,
	2016(1)	2016	2015	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions)		(US$ millions)	(Ch$ millions)
Net Income from continuing operations	533	352,399	363,782	1,143.31	756,149	752,163	795,336
(+) Depreciation and amortization expense	237	156,418	158,408	484.66	320,542	350,743	315,966
(+) Financial expense, net	270	178,680	58,325	(42.77)	(28,287)	213,316	118,899
(+) Income tax	244	161,250	182,683	791.79	523,663	425,957	442,455
EBITDA	1,283	848,747	763,198	2,376.99	1,572,067	1,742,179	1,672,656
(+) Impairment losses	38	25,358	21,056	60.20	39,812	38,330	66,665
(–) Other non-operating income (expense)	(3)	(1,832)	(3,407)	4.89	3,233	(3,436)	(5,622)
Adjusted EBITDA	1,319	872,273	780,847	2,442.07	1,615,112	1,777,073	1,733,699

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$661.37 per U.S. dollar, the Observed Exchange Rate for June 30, 2016.

The following table sets forth operating information of subsidiaries of Enersis Américas for the periods indicated:

	As of and for the six months ended June 30,	As of and for the year ended December 31,
	2016	2015	2014	2013
OPERATING INFORMATION OF SUBSIDIARIES

Edesur (Argentina)
Electricity sold (GWh)(1)	9,551	18,492	17,972	18,110
Number of customers (thousands)	2,489	2,480	2,464	2,444
Total energy losses (%)(2)	13.1%	12.3%	10.8%	10.8%

Ampla (Brazil)
Electricity sold (GWh)(1)	5,876	11,547	11,678	11,025
Number of customers (thousands)	3,011	2,997	2,875	2,801
Total energy losses (%)(2)	19.9%	20.9%	20.1%	19.8%

Coelce (Brazil)
Electricity sold (GWh)(1)	5,698	11,229	11,165	10,705
Number of customers (thousands)	3,822	3,758	3,625	3,500
Total energy losses (%)(2)	13.0%	13.7%	12.7%	12.5%

Codensa (Colombia)
Electricity sold (GWh)(1)	6,744	13,946	13,660	13,332
Number of customers (thousands)	2,909	2,865	2,772	2,687
Total energy losses (%)(2)	7.1%	7.3%	7.2%	7.0%

Edelnor (Peru)
Electricity sold (GWh)(1)	3,932	7,624	7,338	7,030
Number of customers (thousands)	1,352	1,337	1,293	1,255
Total energy losses (%)(2)	7.9%	8.3%	8.0%	8.0%

Endesa Américas
Installed capacity in Argentina (MW)(3)(4)	3,573	3,632	3,632	3,632
Installed capacity in Colombia (MW)(5)	3,407	3,459	3,059	2,925
Installed capacity in Peru (MW)(6)	1,655	1,686	1,652	1,540
Generation in Argentina (GWh)(3)	4,511	11,405	9,604	10,840
Generation in Colombia (GWh)(5)	7,175	13,705	13,559	12,748
Generation in Peru (GWh)(6)	3,994	8,218	8,609	8,391

Enel Brasil (Brazil)
Installed capacity in Brazil (MW)	974	987	987	987
Generation in Brazil (GWh)(3)	1,856	4,398	5,225	4,992

Dock Sud (Argentina)(3)
Installed capacity in Argentina (MW)	846	870	870	870
Generation in Argentina (GWh)	2,237	3,799	4,786	3,582

EEPSA (Peru)(3)(6)
Installed capacity in Peru (MW)	286	298	297	302
Generation in Peru (GWh)	307	583	453	98

(1)	Electricity sales may be different than reported in previous periods because currently sales do not reflect non-billable consumption.
(2)	Energy losses are calculated as the difference between total energy generated, and purchased (GWh) and the energy sold (GWh), within a given period. Losses are expressed as a percentage of total energy purchased. Losses in distribution arise from illegally tapped energy as well as technical losses.
(3)	As a result of the 2013 capital increase described under “Item 4. Information on the Company — A. History and Development of the Company — History” in the 2015 Form 20-F, Dock Sud in Argentina and EEPSA in Peru were contributed by Endesa Spain and their consolidation by Enersis began as of April 2013; therefore, 2013 data includes only the nine-month period from April 1, 2013 to December 31, 2013.
(4)	Values from 2013 to 2015 were modified and correspond to values reported to CAMMESA (Argentina TSO).
(5)	El Quimbo entered commercial operation during 2015, adding 400 MW of capacity.
(6)	In Peru, the Santa Rosa TG 7 unit was recommissioned in December 2014, and during 2015 there were capacity adjustments and upgrades to existing plants, totaling an additional 33 MW, mainly, Huinco with 20 MW, Santa Rosa with 6 MW and Callahuanca with 4 MW.

Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated financial information as of June 30, 2016 and for the six months ended June 30, 2016 and for the years ended December 31, 2015, 2014 and 2013 give effect to the proposed Merger of Endesa Américas and Chilectra Américas with and into Enersis Américas. The unaudited pro forma consolidated financial information is based on the historical consolidated financial statements of Enersis Américas after (i) giving effect to the spin-off by Enersis Américas of Enersis Chile and the Merger transaction and (ii) applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial information. Such unaudited pro forma consolidated information has been prepared in accordance with Article 11 of Regulation S-X.

For pro forma purposes, the unaudited pro forma consolidated statement of financial position as of June 30, 2016 is presented as if the spin-off and the Merger had occurred on that date. The unaudited pro forma consolidated statements of income for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013, in each case, are presented as if the spin-off and the Merger had occurred on January 1, 2013.

The unaudited pro forma consolidated financial information has been prepared by Enersis Américas’ management for illustrative purposes and is not intended to represent the consolidated financial position or consolidated results of operations in future periods or what the results actually would have been had Enersis Américas completed the proposed Merger during the specified periods. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the following information:

•	the audited historical consolidated financial statements of Enersis Américas as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 and notes thereto, incorporated into this prospectus supplement by reference from the 2015 Form 20-F;

•	the unaudited historical consolidated financial statements of Enersis Américas as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 and the notes thereto, incorporated into this prospectus supplement by reference from the October 12, 2016 Form 6-K; and

•	the unaudited pro forma consolidated statement of financial position as of June 30, 2016 and the unaudited pro forma consolidated statement of income for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013 incorporated into this prospectus supplement by reference from the October 12, 2016 Form 6-K.

Unaudited Pro Forma Consolidated Statement of Financial Position Information

As of June 30, 2016

	Consolidated Historical	Effects of the Spin-Off	Effects of the Merger	Consolidated Pro Forma
	(in thousands of Ch$)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	1,113,569,619	—	—	1,113,569,619
Other current financial assets	142,620,909	—	—	142,620,909
Other current non-financial assets	89,840,199	—	—	89,840,199
Trade and other current receivables	1,189,121,678	—	—	1,189,121,678
Accounts receivable from related parties	144,502,911	—	—	144,502,911
Inventories	75,897,505	—	—	75,897,505
Current tax assets	87,722,866	—	—	87,722,866

Total current assets other than assets or disposal groups classified as held for sale or as held for distribution to owners	2,843,275,687	—	—	2,843,275,687

TOTAL CURRENT ASSETS	2,843,275,687	—	—	2,843,275,687

NON-CURRENT ASSETS
Other non-current financial assets	609,738,969	—	—	609,738,969
Other non-current non-financial assets	88,622,505	—	—	88,622,505
Trade and other non-current receivables	350,128,561	—	—	350,128,561
Non-current accounts receivable from related parties	270,698	—	—	270,698
Investments accounted for using the equity method	31,241,693	—	—	31,241,693
Intangible assets other than goodwill	1,153,454,168	—	—	1,153,454,168
Goodwill	479,483,670	—	—	479,483,670
Property, plant and equipment	5,024,807,458	—	—	5,024,807,458
Deferred tax assets	137,434,192	—	—	137,434,192

TOTAL NON-CURRENT ASSETS	7,875,181,914	—	—	7,875,181,914

TOTAL ASSETS	10,718,457,601	—	—	10,718,457,601

	Consolidated Historical	Effects of the Spin-Off	Effects of the Merger	Consolidated Pro Forma
	(in thousands of Ch$)
EQUITY AND LIABILITIES

CURRENT LIABILITIES

Other current financial liabilities	819,420,506	—	—	819,420,506
Trade and other current payables	1,396,855,255	—	18,499,833	1,415,355,088
Accounts payable to related parties	40,131,196	—	—	40,131,196
Other current provisions	103,068,360	—	—	103,068,360
Current tax liabilities	68,867,984	—	—	68,867,984
Other current non-financial liabilities	35,420,253	—	—	35,420,253

Total current liabilities other than liabilities included in disposal groups classified as held for sale	2,463,763,554	—	18,499,833	2,482,263,387

TOTAL CURRENT LIABILITIES	2,463,763,554	—	18,499,833	2,482,263,387

NON-CURRENT LIABILITIES

Other non-current financial liabilities	1,964,388,249	—	—	1,964,388,249
Trade and other non-current payables	293,476,435	—	—	293,476,435
Non-current accounts payable to related parties	—	—	—	—
Other long-term provisions	237,782,799	—	—	237,782,799
Deferred tax liabilities	226,689,740	—	—	226,689,740
Non-current provisions for employee benefits	206,274,254	—	—	206,274,254
Other non-current non-financial liabilities	19,085,817	—	—	19,085,817

TOTAL NON-CURRENT LIABILITIES	2,947,697,294	—	—	2,947,697,294

TOTAL LIABILITIES	5,411,460,848	—	18,499,833	5,429,960,681

EQUITY
Issued capital	3,575,339,010	—	1,046,470,168	4,621,809,178
Retained earnings	2,148,192,728	—	—	2,148,192,728
Other reserves	(1,976,890,178)	—	(546,816,727)	(2,523,706,905)
Equity attributable to owners of parent	3,746,641,560	—	499,653,441	4,246,295,001
Non-controlling interests	1,560,355,193	—	(518,153,274)	1,042,201,919

TOTAL EQUITY	5,306,996,753	—	(18,499,833)	5,288,496,920

TOTAL EQUITY AND LIABLITIES	10,718,457,601	—	—	10,718,457,601

Unaudited Pro Forma Consolidated Statement of Income Information

For the six months ended June 30, 2016

	Consolidated Historical	Effects of the Spin- Off	Effects of the Merger	Consolidated Pro Forma
	(in thousands of Ch$, except share and per share amounts)

Revenues	2,372,703,395	—	—	2,372,703,395
Other operating income	192,623,824	—	—	192,623,824

Revenues and other operating income	2,565,327,219	—	—	2,565,327,219

Raw materials and consumables used	(1,253,797,824)	—	—	(1,253,797,824)

Contribution Margin	1,311,529,395	—	—	1,311,529,395

Other work performed by the entity and capitalized	28,356,711	—	—	28,356,711
Employee benefits expense	(210,765,124)	—	—	(210,765,124)
Depreciation and amortization expense	(156,418,639)	—	—	(156,418,639)
Impairment loss recognized in the period’s profit or loss	(25,357,805)	—	—	(25,357,805)
Other expenses	(256,847,713)	(5,758)	—	(256,853,471)

Operating Income	690,496,825	(5,758)	—	690,491,067

Other gains (losses)	244,906	—	—	244,906
Financial income	94,269,058	423,984	—	94,693,042
Financial costs	(273,722,881)	(318)	—	(273,723,199)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	1,587,758	—	—	1,587,758
Foreign currency exchange differences	1,193,234	(3,997,500)	—	(2,804,266)
Profit (loss) from indexed assets and liabilities	(419,802)	—	—	(419,802)

Income before taxes from continuing operations	513,649,098	(3,579,592)	—	510,069,506

Income tax expense, continuing operations	(161,250,646)	—	—	(161,250,646)

NET INCOME FROM CONTINUING OPERATIONS	352,398,452	(3,579,592)	—	348,818,860

Net income attributable to:
Enersis Américas	190,688,511	(3,579,592)	39,859,991	226,968,910
Non-controlling interests	161,709,941	—	(39,859,991)	121,849,950

NET INCOME FROM CONTINUING OPERATIONS	352,398,452	(3,579,592)	—	348,818,860

Basic and diluted earnings per share (Ch$ per share)

Basic and diluted earnings per share from continuing operations	3.88	—	—	3.89
Basic and diluted earnings per share	3.88	—	—	3.89
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—	—	58,325,562.93

Unaudited Pro Forma Consolidated Statement of Income Information

For the year ended December 31, 2015

	Consolidated Historical	Effects of the Spin-Off	Effects of the Merger	Consolidated Pro forma
	(in thousands of Ch$, except share and per share amounts)

Revenues	4,667,645,310	—	—	4,667,645,310
Other operating income	633,794,268	7,616	—	633,801,884
Revenues and other operating income	5,301,439,578	7,616	—	5,301,447,194
Raw materials and consumables used	(2,777,201,512)	—	—	(2,777,201,512)
Contribution Margin	2,524,238,066	7,616	—	2,524,245,682
Other work performed by the entity and capitalized	67,101,269	—	—	67,101,269
Employee benefits expense	(487,698,147)	—	—	(487,698,147)
Depreciation and amortization expense	(320,542,197)	—	—	(320,542,197)
Impairment loss recognized in the period’s profit or loss	(39,811,756)	—	—	(39,811,756)
Other expenses	(488,528,749)	(1,622,173)	—	(490,150,922)
Operating Income	1,254,758,486	(1,614,557)	—	1,253,143,929
Other gains (losses)	(6,566,225)	—	—	(6,566,225)
Financial income	294,770,272	5,084,349	—	299,854,621
Financial costs	(385,455,340)	—	—	(385,455,340)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	3,332,971	—	—	3,332,971
Foreign currency exchange differences	128,238,047	37,882,570	—	166,120,617
Profit (loss) from indexed assets and liabilities	(9,266,040)	—	—	(9,266,040)
Income before taxes from continuing operations	1,279,812,171	41,352,362	—	1,321,164,533
Income tax expense, continuing operations	(523,663,212)	—	—	(523,663,212)
NET INCOME FROM CONTINUING OPERATIONS	756,148,959	41,352,362	—	797,501,321
Net income attributable to:
Enersis Américas	368,396,145	41,352,362	72,711,184	482,459,691
Non-controlling interests	387,752,814	—	(72,711,184)	315,041,630
NET INCOME FROM CONTINUING OPERATIONS	756,148,959	41,352,362	—	797,501,321
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	7.50	—	—	8.27
Basic and diluted earnings per share	7.50	—	—	8.27
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—	—	58,325,562.93

Unaudited Pro Forma Consolidated Statement of Income Information

For the year ended December 31, 2014

	Consolidated Historical	Effects of the Spin-Off	Effects of the Merger	Consolidated Pro forma
	(in thousands of Ch$, except share and per share amounts)

Revenues	4,806,455,737	122,447	—	4,806,578,184
Other operating income	399,914,051	10,419	—	399,924,470
Revenues and other operating income	5,206,369,788	132,866	—	5,206,502,654
Raw materials and consumables used	(2,631,669,436)	—	—	(2,631,669,436)
Contribution Margin	2,574,700,352	132,866	—	2,574,833,218
Other work performed by the entity and capitalized	55,770,418	—	—	55,770,418
Employee benefits expense	(389,668,473)	—	—	(389,668,473)
Depreciation and amortization expense	(350,742,750)	—	—	(350,742,750)
Impairment loss recognized in the period’s profit or loss	(38,329,942)	—	—	(38,329,942)
Other expenses	(463,729,264)	(1,558,753)	—	(465,288,017)
Operating Income	1,388,000,341	(1,425,887)	—	1,386,574,454
Other gains (losses)	876,554	—	—	876,554
Financial income	251,121,762	16,082,533	—	267,204,295
Financial costs	(432,314,329)	—	—	(432,314,329)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	2,560,023	—	—	2,560,023
Foreign currency exchange differences	(18,493,594)	1,115,920	—	(17,377,674)
Profit (loss) from indexed assets and liabilities	(13,630,068)	—	—	(13,630,068)
Income before taxes from continuing operations	1,178,120,689	15,772,566	—	1,193,893,255
Income tax expense, continuing operations	(425,957,462)	—	—	(425,957,462)
NET INCOME FROM CONTINUING OPERATIONS	752,163,227	15,772,566	—	767,935,793
Net income attributable to:
Enersis Américas	393,643,078	15,772,566	90,242,216	499,657,860
Non-controlling interests	358,520,149	—	(90,242,216)	268,277,933
NET INCOME FROM CONTINUING OPERATIONS	752,163,227	15,772,566	—	767,935,793
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	8.02	—	—	8.57
Basic and diluted earnings per share	8.02	—	—	8.57
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—	—	58,325,562.93

Unaudited Pro Forma Consolidated Statement of Income Information

For the year ended December 31, 2013

	Consolidated Historical	Effects of the Spin-Off	Effects of the Merger	Consolidated Pro forma
	(in thousands of Ch$, except share and per share amounts)

Revenues	3,978,995,352	201,948	—	3,979,197,300
Other operating income	549,152,517	—	—	549,152,517
Revenues and other operating income	4,528,147,869	201,948	—	4,528,349,817
Raw materials and consumables used	(2,090,267,302)	(1,377)	—	(2,090,268,679)
Contribution Margin	2,437,880,567	200,571	—	2,438,081,138
Other work performed by the entity and capitalized	47,134,470	—	—	47,134,470
Employee benefits expense	(345,568,196)	—	—	(345,568,196)
Depreciation and amortization expense	(315,966,141)	—	—	(315,966,141)
Impairment loss recognized in the period’s profit or loss	(66,664,976)	—	—	(66,664,976)
Other expenses	(405,747,911)	(1,753,381)	—	(407,501,292)
Operating Income	1,351,067,813	(1,552,810)	—	1,349,515,003
Other gains (losses)	4,642,268	—	—	4,642,268
Financial income	246,615,814	7,373,302	—	253,989,116
Financial costs	(325,972,302)	(139,799)	—	(326,112,101)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	979,875	—	—	979,875
Foreign currency exchange differences	(28,534,786)	—	—	(28,534,786)
Profit (loss) from indexed assets and liabilities	(11,007,801)	—	—	(11,007,801)
Income before taxes from continuing operations	1,237,790,881	5,680,693	—	1,243,471,574
Income tax expense, continuing operations	(442,455,343)	—	—	(442,455,343)
NET INCOME FROM CONTINUING OPERATIONS	795,335,538	5,680,693	—	801,016,231
Net income attributable to:
Enersis Américas	423,306,797	5,680,693	73,843,553	502,831,043
Non-controlling interests	372,028,741	—	(73,843,553)	298,185,188
NET INCOME FROM CONTINUING OPERATIONS	795,335,538	5,680,693	—	801,016,231
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	9.36	—	—	9.23
Basic and diluted earnings per share	9.36	—	—	9.23
Weighted average number of shares of common stock (in thousands)	45,218,860.05	—	—	54,451,650.21

The Offering

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Enersis Américas S.A.

Notes	US$ aggregate principal amount of % notes due 20

Interest Rate	% per year.

Maturity	The notes will mature on , 20 .

Interest Payment Dates	and of each year, commencing on , 2017.

Sinking Fund	None.

Book Entry System and Form and Denomination of the Notes	The notes will be issued only in fully registered form, without coupons, in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary for the accounts of its participants, including Euroclear, Bank S.A./N.V. and Clearstream Bank, société anonyme. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC. The notes will not be issued in definitive form except under certain limited circumstances described herein. The notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. See “Description of the Notes—Book-Entry System; Delivery and Form.”

Ranking of the Notes	The notes will be our direct senior unsecured and unsubordinated obligations and will, at all times, rank pari passu in right of payment with all our other existing and future unsecured and unsubordinated obligations (except those statutory priorities or obligations granted preference by operation of Chilean law, including labor and tax claims).

We conduct a substantial part of our operations through our subsidiaries. The notes will effectively rank junior to any indebtedness and obligations (including trade payables) of our subsidiaries to the extent of the assets of such subsidiaries. The notes will also rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. At June 30, 2016, Enersis Américas, on a stand-alone basis, had Ch$191 billion of outstanding indebtedness, Ch$50 billion of which was secured, and our consolidated subsidiaries had aggregate outstanding indebtedness of Ch$2,482 billion (excluding indebtedness owed to us and to other subsidiaries), including approximately Ch$241 billion of indebtedness secured by liens or other security interests in assets of our subsidiaries.

At June 30, 2016, we did not guarantee any of the outstanding subsidiary debt. At June 30, 2016, none of Enersis Américas’ indebtedness was guaranteed by its subsidiaries. The Indenture for the notes contains no restrictions on the amount of additional indebtedness that may be incurred by us or our subsidiaries; however, as set forth under “Description of the Notes—Certain Covenants,” the Indenture contains certain restrictions on our ability and the ability of our subsidiaries to incur secured indebtedness. Our ability to make payments with respect to the notes is dependent in part upon the receipt of distributions, dividends, interest or other amounts from our subsidiaries and equity investees. See “Risk Factors—Risks Related to the Notes—We depend in part on payments from our subsidiaries to meet our payment obligations.”

Indenture	The notes will be issued under an Indenture, dated as of November 1, 1996, as amended and supplemented by the first supplemental indenture dated as of July 24, 2007 and a second supplemental indenture to be entered into (collectively, the “Indenture”), between us and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank), as trustee. See “Description of the Notes.”

Covenants	The Indenture contains, among others, a limitation on liens covenant and a limitation on sale and lease-back transactions covenant.

Events of Default	For a discussion of certain events of default that will permit acceleration of the principal of the notes plus accrued interest, and any other amounts due with respect to the notes, see “Description of the Notes—Events of Default.”

Use of Proceeds	The net proceeds from the offering will be applied to fund (i) repayment of our 7.40% Notes due December 1, 2016, and its associated derivatives, (ii) repurchase our common stock upon exercises of statutory merger dissenters’ withdrawal rights (derecho a retiro) by shareholders in the context of the proposed Merger, as part of the overall Reorganization of our businesses in Latin America and (iii) for general corporate purposes. Pending such use, we may temporarily invest the proceeds. See “Use of Proceeds.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time, at our option, by paying the greater of the outstanding principal amount of the notes and the applicable “make-whole” redemption price described under the heading “Description of the Notes—Optional Redemption—Make-Whole Redemption,” plus any accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

In addition, at our option, we may redeem the notes at any time or from time to time, beginning on the date that is 90 days prior to the scheduled maturity of the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

The notes are also redeemable at our option in whole (but not in part), at any time, at 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the principal amount of the notes being redeemed, to the redemption date if the laws or regulations affecting taxes in Chile change in certain respects. See “Description of the Notes—Optional Redemption—Optional Redemption for Changes in Chilean Tax Law.”

Optional Tax Redemption	The notes are also redeemable at our option in whole (but not in part), at any time, at 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the principal amount of the notes being redeemed, to the redemption date if the laws or regulations affecting taxes in Chile change in certain respects. See “Description of the Notes—Optional Redemption—Optional Redemption for Changes in Chilean Tax Law.”

Additional Amounts	In the event that any payments of principal or interest under the notes subject to withholding or deduction of taxes required by Chilean law, we will pay such additional amounts as may be necessary to ensure that the net amount received by the holders of the notes after withholding or deduction for or on account of any Chilean taxes will not be less than the amount that would have been received in the absence of such withholding or deduction. For a discussion of the tax consequences of, and limitations on, the payment of additional amounts with respect to any such taxes, see “Description of the Notes—Payment Additional Amounts” and “Material U.S. Federal and Chilean Tax Considerations.”

Material U.S. Federal and Chilean Tax Considerations	For a discussion of material U.S. federal and Chilean tax considerations relating to the ownership and disposition of the notes, see “Material U.S. Federal and Chilean Tax Considerations.”

Listing	We intend to apply to list the notes for tracking on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. The notes are new securities and there is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice.

Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. See “Underwriting.”

Further Issuances	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes, in all respects, as described under “Description of Notes—General.”

Risk Factors	In analyzing an investment in the notes we are offering, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement, the information set forth under “Risk Factors.”

Trustee	The Bank of New York Mellon.

Governing Law	State of New York.

RISK FACTORS

We have set forth risk factors in our 2015 Form 20-F, which is incorporated by reference herein. We have also set forth below certain risk factors that relate specifically to the securities offered hereby. We may include further risk factors in subsequent Reports on Form 6-K or other filings with the SEC that may be incorporated by reference in this prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

The market value of the notes may depend on economic conditions in Latin America or other parts of the world over which we have no control.

The market value of debt securities of Chilean companies, including ours, is affected to varying degrees by economic and market conditions in other Latin American countries and elsewhere in the world. Although economic conditions in such countries may differ significantly from economic conditions in Chile, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Chilean issuers. An increase in the perceived risks associated with investing Latin American countries and elsewhere in the world could dampen capital flows to Chile and adversely affect the Chilean economy in general, and the interest of investors in the notes in particular. We cannot assure you that the value of the notes will not be negatively affected by events in other Latin American markets or the global economy in general.

Furthermore, on June 23, 2016, the United Kingdom held an in-or-out referendum on the United Kingdom’s membership within the European Union, the result of which favored the exit of the United Kingdom from the European Union, or “Brexit.” A process of negotiation will determine the future terms of the United Kingdom’s relationship with the European Union. Depending on the terms of Brexit, economic conditions in the United Kingdom, the European Union and global markets may be adversely affected by reduced growth and volatility. The uncertainty before, during and after the period of negotiation could also have a negative economic impact and increase volatility in the markets, particularly in the Eurozone. Such volatility and negative economic impact could, in turn, adversely affect the value and trading of the notes.

We are permitted to incur more debt ranking equally to the notes or secured indebtedness, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The Indenture governing the notes does not limit our ability to incur additional debt that ranks on an equal and ratable basis with the notes. In addition, we currently maintain a senior unsecured term loan agreement comprised of a Ch$657,360,000,000 Tranche A Chilean peso term loan facility (the “Tranche A loan”) and a US$500,000,000 Tranche B U.S. dollar term loan facility (the “Tranche B loan”) the proceeds of which may be used for general corporate purposes, including repaying our 7.40% Notes due December 1, 2016 and its associated derivatives and purchasing our common stock upon exercises of statutory merger dissenters’ withdrawal rights by our shareholders in the context of the proposed Merger. Any indebtedness we incur under this senior unsecured term loan facility will rank equally with the notes. As of the date of this prospectus supplement, no amounts had been drawn under this facility.

If we incur any additional debt that ranks on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with an insolvency, liquidation, reorganization, dissolution or other winding-up of us subject to satisfaction of certain debt limitations. This may have the effect of reducing the amount of proceeds paid to you. Subject to certain limitations, we also have the ability to incur secured debt, and such debt would be effectively senior to the notes to the extent of such collateral.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, and our ability to service our debt is dependent on the performance of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

In addition, the Indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

If certain changes to tax law were to occur, we would have the option to redeem the notes.

The notes are redeemable at our option in whole (but not in part), at any time at the principal amount thereof, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed, if, as a result of changes in the laws or regulations affecting Chilean taxation, we become obligated to pay additional amounts with respect to interest on the notes at a rate of withholding or deduction in excess of 4%. Although no proposal to increase the withholding tax rate in Chile is currently pending, we cannot assure you that an increase in withholding tax rate will not be presented to or enacted by the Chilean Congress. See “Description of the Notes—Optional Redemption—Optional Redemption for Changes in Chilean Tax Law” and “Material U.S. Federal and Chilean Tax Considerations.”

The notes will be junior to the claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur to the extent of the value of the assets securing that indebtedness. As of June 30, 2016, Enersis Américas on a stand-alone basis had Ch$50 billion secured debt, and the Indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur additional secured debt, our assets securing that indebtedness will be subject to claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We depend in part on payments from our subsidiaries, jointly controlled entities and associates to meet our payment obligations.

In order to pay our obligations, we rely on cash from dividends, loans, interest payments, capital reductions and other distributions from our subsidiaries and equity affiliates. The ability of our subsidiaries and equity affiliates to pay dividends, interest payments, loans and other distributions to us is subject to legal constraints such as dividend restrictions, fiduciary duties, contractual limitations and foreign exchange controls that may be imposed in any of the four countries where they operate.

Historically, we have not been able to access at all times the cash flows of our operating subsidiaries due to government regulations, strategic considerations, economic conditions and credit restrictions.

Our future results from operations may continue to be subject to greater economic and political uncertainties, such as government regulations, economic conditions and credit restrictions, and therefore we may not be able to rely on cash flows from operations in those entities to repay our debt.

Dividend Limits and Other Legal Restrictions. Some of our subsidiaries are subject to legal reserve requirements and other restrictions on dividend payments. Other legal restrictions, such as foreign currency controls, may limit the ability of our subsidiaries and equity affiliates to pay dividends and make loan payments or other distributions to us. In addition, the ability of any of our subsidiaries that are not wholly owned to distribute cash to us may be limited by the directors’ fiduciary duties of such subsidiaries to their minority shareholders. Furthermore, some of our subsidiaries may be obligated by local authorities, in accordance with applicable regulation, to diminish or eliminate dividend payments. As a consequence of such restrictions, our subsidiaries could, under certain circumstances, be impeded from distributing cash to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—B. Liquidity and Capital Resources” included as Exhibit 99.2 in the October 12, 2016 Form 6-K.

Contractual Constraints. Distribution restrictions included in certain credit agreements of our subsidiaries Costanera and El Chocón may prevent dividends and other distributions to shareholders if they are not in compliance with certain financial ratios. Generally, our credit agreements prohibit any type of distribution if there is an ongoing default. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—B. Liquidity and Capital Resources” included as Exhibit 99.2 in the October 12, 2016 Form 6-K.

Operating Results of Our Subsidiaries. The ability of our subsidiaries and equity affiliates to pay dividends or make loan payments or other distributions to us is limited by their operating results. To the extent that the cash requirements of any of our subsidiaries exceed their available cash, such subsidiary will not be able to make cash available to us, which was the case of Ampla and Enel Brasil as a consequence of the economic and political situation that Brazil and especially the distribution sector, is facing.

Any of the conditions described above could adversely affect our business, results of operations and financial condition.

We have limited covenants in the Indenture governing the notes.

The Indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens and enter into certain sale and lease-back transactions. The limitation on liens and limitation on sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Notes—Certain Covenants in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The Indenture and the notes do not provide any protection with respect to change of control transactions, which may adversely affect you in the event of a change of control transaction.

The Indenture and the notes do not provide any protection with respect to change of control transactions, other than certain limited requirements in connection with a merger, consolidation or transfer of properties and assets substantially as an entirety. The absence of protections may adversely affect you in the event of a change of control transaction, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership. The Indenture and the notes do not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a change of control transaction.

The notes are a new issue of securities for which there is currently no public market. You may be unable to sell your notes if a trading market for the notes does not develop, and if any develop, they may not be liquid.

The notes are a new issue of securities and there is currently no established trading market for the notes and an active trading market may not develop. Although we intend to apply to list the notes for trading on the NYSE, no assurance can be given that the notes will become or remain listed, that a trading market for the notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, if such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time.

The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make markets in the notes and they may discontinue any market making in the notes at any time at their sole discretion without notice. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. Any trading markets for the notes that develop and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar debt securities;

•	changes in our prospects or the prospects for companies in our industry generally;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

The notes cannot and will not be publicly offered or sold to persons in Chile, and may be privately offered or sold in Chile only in circumstances which have not resulted and will not result in a public offering under Chilean law, and/or in compliance with SVS Rule 336. See “Underwriting—Selling Restrictions—Chile” The definition of a public offering of securities under Chilean law includes both offers directed to the general public and offers directed to a part or specific group thereof. We are not required and do not expect to register the notes with the SVS.

The obligations under the notes will be subordinated to certain statutory liabilities.

Under Chilean bankruptcy law, the obligations under the notes are subordinated to certain statutory preferences. In the event of liquidation, such statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes and court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the notes.

Ratings of the notes may change after issuance and affect the market prices and marketability of the notes.

We currently expect that the notes will be rated by one or more rating agencies. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect for any given period of time or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms in order to repay the notes at maturity.

Different disclosure requirements in Chile and the United States may provide you with different or less information about us than you expect.

Disclosure requirements for public companies in Chile differ from those applicable in the United States. Accordingly, the available information about us may not be the same as the information available to security holders of a U.S. company. There may be less publicly available information about us than is regularly published about companies in the United States and certain other jurisdictions. Although we are subject to Exchange Act disclosure requirements applicable to a foreign private issuer, we are not subject to the periodic reporting requirements of the Exchange Act that are applicable to U.S. companies and, therefore, are not required to comply with the periodic information disclosure requirements that the Exchange Act imposes on U.S. companies.

We are subject to anti-corruption, anti-bribery, anti-money laundering and antitrust laws and regulations in Chile and in the various countries where we operate. Violations of any such laws or regulations could have a material adverse impact on our reputation and results of operations and financial condition.

We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust and other laws and regulations and are required to comply with the applicable laws and regulations of Chile and certain other jurisdictions where we operate. In addition, we are subject to economic sanctions regulations that restrict our dealings with certain sanctioned countries, individuals and entities. There can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices, fraud or violations of law by our affiliates, employees, directors, officers, partners, agents and service providers or that any such persons will not take actions in violation of our policies and procedures. Any violations by us of anti-corruption, anti-bribery, anti-money laundering and antitrust laws or sanctions regulations could have a material adverse effect on our business, reputation, results of operations and financial condition.

Enforcing your rights as a noteholder in Chile may prove difficult.

We are organized under the laws of Chile and our principal place of business is in Chile. All of our officers and controlling persons reside outside of the United States. In addition, all of our assets are located outside of the United States. As a result, it may be difficult for holders of notes to effect service of process within the United States on such persons or to enforce judgments against them or us, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of our Chilean counsel, there is doubt as to the enforceability against such persons in Chile, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. See “Enforceability of Civil Liabilities.”

In addition, your rights under the notes will be subject to the insolvency and administrative laws of Chile, and we cannot assure that you will be able to effectively enforce your rights in any bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of Chile may be materially different from, or in conflict with, each other, including in the areas of rights of creditors, priority of government entities and other third party and related party creditors’, ability to obtain post-bankruptcy filing loans or to pay interest and the duration of proceedings. The laws of Chile may not be as favorable to your interests as the laws of those jurisdictions with which you are familiar. The application of these laws, or any conflict among them, could call into question what and how Chilean laws should apply. Such issues may adversely affect your ability to enforce your rights under the notes in Chile or limit any amounts that you may receive.

Exchange controls and restrictions on foreign currency remittance could impede our ability to make payments under the notes.

Exchange control risks include availability risk, the risk that even though we have sufficient Chilean peso-denominated revenues to meet our obligations, U.S. dollars are not available for conversion; convertibility risk, the risk that a Chilean Government entity will restrict, condition or terminate our legal right to convert Chilean pesos into U.S. dollars; and transferability risk, the risk that a Chilean Government entity will allow us to convert currency into U.S. dollars, but will place restrictions or prohibitions on those U.S. dollars leaving the country. Although Chile has not been affected by exchange controls since 1999, we cannot assure that exchange controls may not be imposed in the future. For more information, see “Exchange Controls”

Chilean issuers are authorized to offer securities internationally complying with the provisions of Chapter XIV of the Compendium of Foreign Exchange Regulations of the Chilean Central Bank (the “Chilean Central Bank Compendium”), including the obligation to provide certain information to the Chilean Central Bank. See “Exchange Controls.” Under Chapter XIV of the Chilean Central Bank Compendium, payments and remittances of funds from Chile are governed by the rules in effect at the time the payment or remittance is made. Therefore, any change made to Chilean laws and regulations after the date hereof may affect foreign investors who have acquired the notes.

There can be no assurance that further Chilean Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile will not restrict or prevent us from acquiring U.S. dollars or that further restrictions applicable to us will be imposed which may affect our ability to remit U.S. dollars for payment of interest or principal on the notes. There can be no assurance that restrictions applicable to the holders will not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed.

The ratings of the notes may be lowered or withdrawn depending on various factors.

One or more independent credit rating agencies may assign credit ratings to the notes. The ratings address the risk of default of payment of interest on each payment date. The ratings of the notes are not a recommendation to purchase, hold or sell the notes and the ratings do not comment on market price or suitability for a particular investor. Ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued.

The ratings of the notes are subject to change and may be lowered or withdrawn. We cannot assure you that ratings will remain in effect for any given period of time or that ratings will not be lowered, suspended or withdrawn entirely by the ratings agencies, if, in the judgment of rating agencies, circumstances so warrant. A downgrade in or withdrawal of the ratings of the notes will not be an event of default under the indenture governing the notes. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength, as well as its assessment of Chilean sovereign risk generally. Any lowering, suspension or withdrawal of ratings may have an adverse effect on the market price and marketability of the notes.

Risks Related to the Merger

Anticipated benefits of the Merger may not be realized.

Enersis Américas, as the surviving company in the Merger, may not be able to realize the benefits that we hope to achieve from the Merger or realizing them may require more time than we currently anticipate. The value of Enersis Américas securities could be adversely affected to the extent we fail to realize these benefits or the realization of these benefits is delayed.

Enersis Américas’ business and securities may be adversely impacted if the Merger is delayed or not consummated.

There can be no assurance as to whether or when the Merger will occur, as the Merger is conditioned on no more than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the Merger, and no shareholder owns more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights We cannot guarantee whether or when these conditions will be satisfied and whether or when the Merger will be successfully completed. The failure to consummate the Merger following the Spin-Off will prevent Enersis Américas from reaping the expected benefits of the Merger and any such failure, or a delay in consummating the Merger, could adversely affect its results of operations and financial condition and could adversely affect the price of Enersis Américas’ shares and ADSs.

Risks Related to Enersis Américas’ Business

The risk factors under “Item 3. Key Information—D. Risk Factors” in the 2015 Form 20-F are incorporated herein by reference.

USE OF PROCEEDS

The net cash proceeds from the offering are estimated to be US$        million, after deducting the underwriting discount and estimated expenses. We intend to use the net proceeds to (i) repay our 7.40% Notes due December 1, 2016, and its associated derivatives, (ii) repurchase our common stock upon exercises of statutory merger dissenters’ withdrawal rights (derecho a retiro) by shareholders in the context of the proposed Merger, as part of the overall Reorganization of our businesses in Latin America and (iii) for general corporate purposes. Pending such use, we may temporarily invest the proceeds.

EXCHANGE RATES

In Chile, there are two currency markets, the Formal Exchange Market (Mercado Cambiario Formal) and the Informal Exchange Market (Mercado Cambiario Informal). The Formal Exchange Market is comprised of banks and other entities authorized by the Central Bank of Chile. The Informal Exchange Market is comprised of entities that are not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies, among others. Both the Formal and Informal Exchange Markets are driven by free market forces. The Central Bank of Chile is empowered to require that certain purchases and sales of foreign currencies be carried out on the Formal Exchange Market. Current regulations require that the Central Bank of Chile be informed of certain transactions and that they be effected through the Formal Exchange Market.

The U.S. dollar Observed Exchange Rate (dólar observado), which is reported by the Central Bank of Chile and published on each Chilean business day in the Chilean official gazette (Diario Oficial), is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. The Central Bank of Chile has the power to intervene by buying or selling foreign currency on the Formal Exchange Market to attempt to maintain the Observed Exchange Rate within a desired range. During the past few years, the Central Bank of Chile has attempted to keep the Observed Exchange Rate within a certain range only under special circumstances. Although the Central Bank of Chile is not required to purchase or sell dollars at any specific exchange rate, it generally uses spot rates for its transactions. Other banks generally carry out authorized transactions at spot rates as well.

The Informal Exchange Market reflects transactions carried out at an informal exchange rate (the “Informal Exchange Rate”). There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the Observed Exchange Rate. In recent years, the variation between the Observed Exchange Rate and the Informal Exchange Rate has not been significant.

The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. As of October 11, 2016 the U.S. dollar exchange rate used by us was Ch$667.47 per US$1.00.

The following table sets forth the low, high, average and period-end Observed Exchange Rate for U.S. dollars for the periods set forth below, as reported by the Central Bank of Chile:

	Daily Observed Exchange Rate (Ch$ per US$1.00)(1)
Year ended December 31,	Low(2)	High(2)	Average(3)	Period-end
2015	597.10	715.66	654.66	710.16
2014	527.53	621.41	573.70	606.75
2013	466.50	533.95	498.83	524.61
2012	469.65	519.69	486.31	479.96
2011	455.91	533.74	483.45	519.20

Month ended
September 2016	657.32	680.28	n.a.	658.02
August 2016	645.22	678.57	n.a.	678.57
July 2016	650.09	664.94	n.a.	656.95
June 2016	661.37	693.61	n.a.	661.37
May 2016	660.88	696.96	n.a.	689.81
April 2016	657.90	682.45	n.a.	659.34

Source: Central Bank of Chile.

(1)	Nominal figures.
(2)	Exchange rates are the actual low and high, on a day-by-day basis for each period.
(3)	The average of the exchange rates on the last day of each month during the period.

Calculation of the appreciation or devaluation of the Chilean peso against the U.S. dollar in any given period is made by determining the percent change between the reciprocals of the Chilean peso equivalent of US$1.00 at the end of the preceding period and the end of the period for which the calculation is being made. For example, to calculate the devaluation of the year-end Chilean peso in 2015, one determines the percent change between the reciprocal of Ch$606.75, the value of one U.S. dollar as of December 31, 2014, or 0.001648, and the reciprocal of Ch$710.16, the value of one U.S. dollar as of December 31, 2015, or 0.001408. In this example, the percentage change between the two periods is negative 14.6%, which represents the 2015 year-end devaluation of the Chilean peso against the 2014 year-end U.S. dollar. A positive percentage change means that the Chilean peso appreciated against the U.S. dollar, while a negative percentage change means that the Chilean peso devaluated against the U.S. dollar.

The following table sets forth the period-end rates for U.S. dollars for the years ended December 31, 2011 through December 31, 2015 and through the date indicated in the table below, based on information published by the Central Bank of Chile.

	Chilean Peso Equivalent of US$1
	Period End	Appreciation (Devaluation) of the Chilean Peso(1)
Year ended December 31,	(in Ch$)	(in %)
2015	710.16	(14.6)
2014	606.75	(13.5)
2013	524.61	(8.5)
2012	479.96	8.2
2011	519.20	(9.9)

Source: Central Bank of Chile.

(1)	Calculated based on the variation of period-end exchange rates.

EXCHANGE CONTROLS

The Central Bank of Chile is the entity responsible, among other things, for monetary policies and exchange controls in Chile. Chilean issuers are authorized to offer securities internationally provided they comply with, among other things, the provisions of Chapter XIV of the Compendium of Foreign Exchange Regulations (Compendio de Normas de Cambios Internacionales) of the Central Bank of Chile, or the Central Bank Compendium.

Pursuant to the provisions of Chapter XIV of the Central Bank Compendium, it is not necessary to seek the Central Bank of Chile’s prior approval in order to issue the notes. The Central Bank of Chile only requires that: (1) the remittance of funds obtained from the sale of the notes into Chile be made through the Formal Exchange Market and disclosed to the Central Bank of Chile as described below; and (2) all remittances of funds to make payments under the notes made from Chile be made through the Formal Exchange Market and disclosed to the Central Bank of Chile as described below.

The proceeds of the sale of the notes may be brought into Chile or held abroad. If we remit the funds obtained from the sale of the notes into Chile, such remittance must be made through the Formal Exchange Market and we must deliver to the Central Bank of Chile directly or through an entity of the formal exchange market an annex providing information about the transaction, together with a letter instructing such entity to deliver us the foreign currency or the Chilean peso equivalent thereof. If we do not remit the funds obtained from the sale of the notes into Chile, we have to provide the same information to the Central Bank of Chile directly or through an entity of the Formal Exchange Market within the first 10 days of the month following the date on which we received the funds. The regulations require that the information provided describe the financial terms and conditions of the securities offered, related guarantees and the schedule of payments.

All payments in connection with the notes made from Chile must be made through the Formal Exchange Market. Pursuant to Chapter XIV of the Central Bank Compendium, no prior authorization from the Central Bank of Chile is required for such payments in U.S. dollars. The participant of the Formal Exchange Market involved in the transfer must provide certain information to the Central Bank of Chile on the banking business day following the day of payment. In the event payments are made outside Chile using foreign currency held abroad, we must provide the relevant information to the Central Bank of Chile directly or through an entity of the Formal Exchange Market within the first 10 days of the month following the date on which the payment was made.

Under Chapter XIV of the Central Bank Compendium, payments and remittances of funds from Chile are governed by the rules in effect at the time the payment or remittance is made. Therefore, any change made to Chilean laws and regulations after the date hereof will affect foreign investors who have acquired the notes. We cannot assure you that further Central Bank of Chile regulations or legislative changes to the current foreign exchange control regime in Chile will not restrict or prevent us from acquiring U.S. dollars or that further restrictions applicable to us will not affect our ability to remit U.S. dollars for payment of interest or principal on the notes.

The above is a summary of the Central Bank of Chile’s regulations with respect to the issuance of debt securities, including the notes, as in force and effect as of the date of this prospectus supplement. We cannot assure you that restrictions will not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of Chapter XIV of the Central Bank Compendium, a copy of which is available from us upon request.

CAPITALIZATION

The following table sets forth information concerning our cash and cash equivalents, short-term debt, long-term debt and shareholders’ equity under IFRS as of June 30, 2016, and as adjusted for the sale of the notes but without adjusting for the use of proceeds therefrom. In each case we have translated the amounts into U.S. dollars at the Observed Exchange Rate for June 30, 2016.

	As of June 30, 2016
	Actual		As Adjusted
	US$	Ch$(1)	US$	Ch$(1)
	(in millions of Ch$ and US$)
Cash and cash equivalents	1,684	1,113,570

Short-term debt	1,092	722,494	1,092	722,494
Long-term debt:
Bank debt and other loans	790	522,690	790	522,690
Bonds payable	2,081	1,376,054	2,081	1,376,054
Finance leases	77	51,183	77	51,183
% Notes due 20 offered hereby	—	—

Total long-term debt	2,948	1,949,927
Equity:
Equity attributable to shareholders of Enersis Américas	5,665	3,746,642	5,665	3,746,642
Non-controlling interest	2,359	1,560,355	2,359	1,560,355

Total equity	8,024	5,306,997	8,024	5,306,997

Total short-term debt, long-term debt and equity	12,065	7,979,418

(1)	Solely for the convenience of the reader, Chilean pesos have been translated into US dollars at the Observed Exchange Rate of Ch$661.37 per U.S. dollar, the Observed Exchange Rate for June 30, 2016. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, at such rate or at any other rate. See “Exchange Rates.”

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of this table: “Earnings” is defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” is defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012		2011
Ratio of earnings to fixed charges	2.72	4.54	3.16	4.06	3.62	(1)	3.72	(1)

(1)	Ratios were calculated based on the historical financial statements of Enersis Américas. These statements were not retrospectively revised to reflect the spin-off of the Chilean businesses as Enersis Chile S.A. Additionally, they reflect the retroactive adjustments according to the application of IAS 1 (R) as issued by the IASB in June 2012.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The tables below present selected consolidated financial and operating data as of and for the periods indicated. The following selected consolidated financial data as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 have been derived from our unaudited consolidated financial statements, which are incorporated by reference herein. The following selected consolidated financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements, which are incorporated by reference herein.

Our audited and unaudited consolidated financial statements incorporated by reference in this prospectus supplement were prepared in accordance with IFRS, as issued by the IASB.

Historical results are not necessarily indicative of the results to be expected in the future. You should read the information below in conjunction with our consolidated financial statements and related notes, which have been incorporated by reference in this prospectus supplement, as well as “Operating and Financial Review and Prospects” in our 2015 Form 20-F and in the October 12, 2016 Form 6-K. For more information, see “Where You Can Find More Information.”

Amounts are expressed in millions except for ratios and operating data. For the convenience of the reader, all data presented in U.S. dollars in the following has been converted at the Observed Exchange Rate for June 30, 2016 of Ch$661.37 per US$1.00. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, at such rates or at any other rate. For more information concerning historical exchange rates, see “Exchange Rates.”

The following table sets forth Enersis Américas’ selected consolidated financial data for the periods indicated:

	For the six months ended June 30,			Year ended December 31,
	2016(1)	2016	2015	2015(1)	2015	2014	2013(2)
	(US$ millions)	(Ch$ millions)		(US$ millions)	(Ch$ millions)
Consolidated Statement of Comprehensive Income Data
Revenues and other operating income	3,879	2,565,327	2,599,786	8,029	5,301,440	5,206,370	4,528,148
Operating expenses(3)	(2,835)	(1,874,830)	(1,998,403)	(6,118)	(4,046,682)	(3,818,370)	(3,177,080)
Operating income	1,044	690,497	601,383	1,897	1,254,758	1,388,000	1,351,068
Financial income (expense), net	(270)	(178,680)	(58,325)	43	28,287	(213,316)	(118,899)
Total gain (loss) on sale of non-current assets not held for sale	—	245	635	(10)	(6,566)	877	4,642
Other non-operating income	2	1,588	2,772	5	3,333	2,560	980

Income before income tax	777	513,649	546,465	1,935	1,279,812	1,178,121	1,237,791
Income tax expenses, continuing operations	(244)	(161,251)	(182,683)	(792)	(523,663)	(425,958)	(442,455)
Net income from continuing operations	533	352,398	363,782	1,143	756,149	752,163	795,336
Income after tax from discontinued operations	174	115,130	97,359	587	388,321	215,332	318,065
Net income	707	467,529	461,141	1,730	1,144,470	967,495	1,113,401
Net income attributable to shareholders of Enersis Américas	406	268,568	288,008	1,000	661,587	571,873	658,514

Net income attributable to non-controlling interests	301	198,961	173,134	730	482,883	395,622	454,887
Net income from continuing operations per average number of shares basic and diluted (Ch$/US$)	0.01	3.88	4.16	0.01	8.35	8.344	9.49
Net income from continuing operations per average number of ADS (Ch$/US$)	0.29	194.21	208.21	0.63	417,50	417.00	474.50
Net income from discontinued operations per average number of shares basic and diluted (Ch$/US$)	—	1.59	1.70	0.01	5.13	3.31	5.08
Net income from discontinued operations per average number of ADSs (Ch$/US$)	0.12	79.32	85.12	0.39	256.50	165.50	254.00
Net income per average number of shares, basic and diluted (Ch$/US$ per share)	0.01	3.88	4.16	0.01	8.35	8.34	9.49
Net income per average number of ADSs (Ch$/US$ per ADS)	0.29	194.21	208.21	0.63	417.50	417.00	474.50
Cash dividends per share (Ch$/US$ per share)	0.01	4.64	6.21	0.01	6.21	6.71	4.25
Cash dividends per ADS (Ch$/US$ per ADS)	0.35	232.24	310.72	0.47	310.72	335.34	212.51
Weighted average number of shares of common stock (millions)		49,093	49,093		49,093	49,093	45,219
Number of ADS (millions)(4)		99.69	99.69		99.69	102.65	105.20

	As of June 30,		As of December 31,
	2016(1)	2016	2015(1)	2015	2014
	(US$ millions)	(Ch$ millions)	(US$ millions)	(Ch$ millions)
Consolidated Statement of Financial Position Data
Total assets	16,206	10,718,458	23,359	15,449,154	15,921,322
Non-current liabilities	4,457	2,947,697	4,164	2,753,965	4,447,282
Equity attributable to shareholders	5,665	3,746,642	9,112	6,026,149	6,201,976
Equity attributable to Minority interests	2,359	1,560,355	3,273	2,163,659	2,077,243
Total equity	8,024	5,306,997	12,383	8,189,808	8,279,219
Capital stock	5,406	3,575,339	8,776	5,804,448	5,804,448

Other Consolidated Financial Data
EBITDA(5)	1,283	848,747	2,376.99	1,572,067	1,742,179
Adjusted EBITDA(5)	1,319	872,273	2,442.07	1,615,112	1,777,073
Capital expenditures (CAPEX)(6)	616	407,489	2,060	1,362,561	1,089,362
Depreciation, amortization and impairment losses(7)	275	181,776	545	360,354	389,073

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$661.37 per U.S. dollar, the Observed Exchange Rate for June 30, 2016.
(2)	Restated as a result of the application of IFRS 11.
(3)	Operating expenses include selling and administration expense.
(4)	As of December 31 of each year.
(5)	EBITDA consists of net income plus depreciation and amortization, financial expense and income tax. Adjusted EBITDA consists of EBITDA plus impairment losses, minus other non-operating income (expense).
(6)	CAPEX figures represent effective payments for each year.
(7)	For further detail please refer to (i) Note 27 of the Notes to the Enersis Américas interim consolidated financial statements included as Exhibit 99.1 to the October 12, 2016 Form 6-K and (ii) Note 30 of the Notes to the Enersis Américas consolidated financial statements in the 2015 Form 20-F.

The following table sets forth a reconciliation of our consolidated EBITDA and Adjusted EBITDA to our consolidated net income from continuing operations for the periods indicated.

	June 30,			As of and for the year ended December 31,
	2016(1)	2016	2015	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions)		(US$millions)	(Ch$ millions)
Net Income from continuing operations	533	352,399	363,782	1,143.31	756,149	752,163	795,336
(+) Depreciation and amortization expense	237	156,418	158,408	484.66	320,542	350,743	315,966
(+) Financial expense, net	270	178,680	58,325	(42.77)	(28,287)	213,316	118,899
(+) Income tax	244	161,250	182,683	791.79	523,663	425,957	442,455
EBITDA	1,283	848,747	763,198	2,376.99	1,572,067	1,742,179	1,672,656
(+) Impairment losses	38	25,358	21,056	60.20	39,812	38,330	66,665
(–) Other non-operating income (expense)	(3)	(1,832)	(3,407)	4.89	3,233	(3,436)	(5,622)
Adjusted EBITDA	1,319	872,273	780,847	2,442.07	1,615,112	1,777,073	1,733,699

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$661.37 per U.S. dollar, the Observed Exchange Rate for June 30, 2016.

The following table sets forth operating data of subsidiaries of Enersis Américas for the periods indicated:

	As of and for the six months ended June 30,	As of and for the year ended December 31,
	2016	2015	2014	2013
OPERATING DATA OF SUBSIDIARIES

Edesur (Argentina)
Electricity sold (GWh)(1)	9,551	18,492	17,972	18,110
Number of customers (thousands)	2,489	2,480	2,464	2,444
Total energy losses (%)(2)	13.1%	12.3%	10.8%	10.8%

Ampla (Brazil)
Electricity sold (GWh)(1)	5,876	11,547	11,678	11,025
Number of customers (thousands)	3,011	2,997	2,875	2,801
Total energy losses (%)(2)	19.9%	20.9%	20.1%	19.8%

Coelce (Brazil)
Electricity sold (GWh)(1)	5,698	11,229	11,165	10,705
Number of customers (thousands)	3,822	3,758	3,625	3,500
Total energy losses (%)(2)	13.0%	13.7%	12.7%	12.5%

Codensa (Colombia)
Electricity sold (GWh)(1)	6,744	13,946	13,660	13,332
Number of customers (thousands)	2,909	2,865	2,772	2,687
Total energy losses (%)(2)	7.1%	7.3%	7.2%	7.0%

Edelnor (Peru)
Electricity sold (GWh)(1)	3,932	7,624	7,338	7,030
Number of customers (thousands)	1,352	1,337	1,293	1,255
Total energy losses (%)(2)	7.9%	8.3%	8.0%	8.0%

Endesa Américas
Installed capacity in Argentina (MW)(3)(4)	3,573	3,632	3,632	3,632
Installed capacity in Colombia (MW)(5)	3,407	3,459	3,059	2,925
Installed capacity in Peru (MW)(6)	1,655	1,686	1,652	1,540
Generation in Argentina (GWh)(3)	4,511	11,405	9,604	10,840
Generation in Colombia (GWh)(5)	7,175	13,705	13,559	12,748
Generation in Peru (GWh)(6)	3,994	8,218	8,609	8,391

Enel Brasil (Brazil)
Installed capacity in Brazil (MW)	974	987	987	987
Generation in Brazil (GWh)(3)	1,856	4,398	5,225	4,992

Dock Sud (Argentina)(3)
Installed capacity in Argentina (MW)	846	870	870	870
Generation in Argentina (GWh)	2,237	3,799	4,786	3,582

EEPSA (Peru)(3)(6)
Installed capacity in Peru (MW)	286	298	297	302
Generation in Peru (GWh)	307	583	453	98

(1)	Electricity sales may be different than reported in previous periods because currently sales do not reflect non-billable consumption.
(2)	Energy losses are calculated as the difference between total energy generated, and purchased (GWh) and the energy sold (GWh), within a given period. Losses are expressed as a percentage of total energy purchased. Losses in distribution arise from illegally tapped energy as well as technical losses.

(3)	As a result of the 2013 capital increase described under “Item 4. Information on the Company—A. History and Development of the Company—History”, Dock Sud in Argentina and EEPSA in Peru were contributed by Endesa Spain and their consolidation by Enersis began as of April 2013; therefore, 2013 data only includes the nine-month period from April 1, 2013 to December 31, 2013.
(4)	Values from 2011 to 2015 were modified and correspond to values reported to CAMMESA (Argentina TSO).
(5)	El Quimbo entered commercial operation during 2015, adding 400 MW of capacity.
(6)	In Peru, the Santa Rosa TG 7 unit was recommissioned in December 2014, and during 2015 there were capacity adjustments and upgrades to existing plants, totaling an additional 33 MW, mainly, Huinco with 20 MW, Santa Rosa with 6 MW and Callahuanca with 4 MW.

DESCRIPTION OF THE NOTES

The notes are to be issued under an Indenture dated as of November 1, 1996 (the “Original Indenture”), between Enersis Américas and The Chase Manhattan Bank, as trustee, as amended and supplemented by the first supplemental indenture dated as of July 24, 2009 (the “First Supplemental Indenture”), between Enersis Américas and The Bank of New York Mellon (the “Trustee”), as successor trustee to The Chase Manhattan Bank, and a second supplemental indenture thereto to be entered into between Enersis Américas and the Trustee (the “Second Supplemental Indenture” and, collectively with the Original Indenture and the First Supplemental Indenture, the “Indenture”). The following summary of certain provisions of the Indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the form of certificate evidencing the notes. A copy of the Indenture has been or will be filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. Capitalized terms and some of the other terms used but not defined in the following description of the notes have the respective meanings specified in the Indenture. The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces the description in the accompanying prospectus under “Description of the Debt Securities.” As used in the following description of the notes, the terms “Enersis Américas” “we,” “our” and “us” mean Enersis Américas S.A., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The Indenture provides that Enersis Américas may issue debt securities (the “debt securities”) thereunder from time to time in one or more series and permits Enersis Américas to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the aggregate amount of debt securities that may be issued by Enersis Américas thereunder.

The notes will constitute a series of debt securities under the Indenture, initially limited to US$        million aggregate principal amount. Under the Indenture, Enersis Américas may, without the consent of the holders of the notes, “reopen” the series and issue additional notes from time to time in the future; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. The notes offered by this prospectus supplement and any additional notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the Indenture. This means that, in circumstances where the Indenture provides for the holders of debt securities of any series to vote or take any action, the notes as well as any additional notes that we may issue by reopening the series, will vote or take that action as a single class.

The notes will mature on                     , 20      . The notes will bear interest from                     , 2016 at the rate of     % per annum, payable semi-annually in arrears on                      and                      of each year, commencing                     , 2017, to the persons in whose names the notes are registered, subject to certain exceptions as provided in the Indenture, at the close of business on                     or                      , as the case may be, immediately preceding such or                      . Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be unsecured and unsubordinated obligations of Enersis Américas. The notes will not be obligations of or guaranteed by any of our subsidiaries. See “—Ranking of Notes” below.

The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by Enersis Américas at the option of the holders. The notes will be subject to redemption at the option of Enersis Américas as described below under “—Optional Redemption.”

The notes will be issued only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

The notes sold will initially be represented by global notes (as defined below) in book-entry form. Holders of interests in global notes will not be entitled to receive notes in definitive certificated form registered in their names except in the limited circumstances described below. See “—Book-Entry System; Delivery and Form.”

The principal of and premium, if any, and interest on the notes will be payable at the office or agency maintained by Enersis Américas for that purpose in the Borough of Manhattan, The City of New York (the “Place of Payment”); provided that payments of interest may be made at the option of Enersis Américas by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to The Depository Trust Company, as Depositary (the “Depositary”), or its nominee. The office or agency initially maintained by Enersis Américas for the foregoing purposes shall be the office of the Trustee in New York City designated for such purpose. No service charge shall be made for any registration of transfer or exchange of notes, but Enersis Américas may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the notes is not a Business Day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding Business Day at such Place of Payment, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Enersis Américas will not be required to issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of that selection.

Ranking of Notes

The notes will be direct unsecured and unconditional general obligations exclusively of Enersis Américas and will not be obligations of any subsidiaries of Enersis Américas. Enersis Américas conducts substantially all of its operations through subsidiaries. Therefore, Enersis Américas’ rights and the rights of its creditors, including holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, including creditors of Enersis Américas that enjoy the benefit of guaranties issued by such subsidiaries, except to the extent that Enersis Américas may be a creditor with recognized claims against the subsidiary, in which case Enersis Américas’ claims would still be effectively subordinated to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those held by Enersis Américas.

Our consolidated subsidiaries had Ch$2,482 billion of debt (excluding debt owed to Enersis Américas and other intercompany debt) outstanding as of June 30, 2016. Although Enersis Américas’ credit facilities impose limitations on the incurrence of additional indebtedness by Enersis Américas and its subsidiaries, Enersis Américas and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The notes will also be junior in right of payment to Enersis Américas’ secured creditors to the extent of their collateral. As of June 30, 2016, Enersis Américas, excluding its subsidiaries and its equity affiliates, had Ch$191 billion of debt outstanding, of which Ch$50 billion was secured. As of June 30, 2016, of the Ch$2,482 billion of debt owed to third parties by our consolidated subsidiaries, Ch$241 billion was secured by liens or other security interests in assets of our subsidiaries. As of June 30, 2016, we did not guarantee any of the outstanding subsidiary debt and none of Enersis Américas’ indebtedness on a stand-alone basis was guaranteed by its subsidiaries.

Change of Control

The Indenture does not include any change of control covenants or other provisions which afford debt holders protection in the event of a change of control leveraged transaction, other than certain limited requirements in connection with a merger, consolidation or transfer of properties and assets substantially as an entirety.

Payment of Additional Amounts

All payments under the notes will be made without withholding or deduction for or on account of, any present or future taxes, penalties, duties, fines, assessments or other governmental charges (or interest on any of the foregoing) of whatsoever nature (collectively, “Taxes”) imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, Enersis Américas will pay to each holder such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holders of the notes after such withholding or deduction shall equal the amounts of principal and interest that would have been receivable in respect of the notes in the absence of such withholding or deduction. However, the obligation to pay Additional Amounts shall not apply to: (i) any Taxes that would not have been imposed but for (a) the presentation of a note where presentation is required for payment more than 30 days after the later of the date on which such payment first became due and if the full amount payable has not been received in the place of payment by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holder of such note would have been entitled to such Additional Amounts on presenting such note for payment on the last day of such period of 30 days; (b) the existence of any present or former, direct or indirect, connection between the holder (or between a fiduciary, settler, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the Republic of Chile (or any political subdivision or governmental authority thereof or therein), other than the mere holding of such note or the receipt of principal, interest or other amounts in respect thereof; or (c) any combination of (a) and (b) above.

Enersis Américas will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the Republic of Chile from the execution, delivery, enforcement or registration of the notes or any other document or instrument in relation thereto, except as described above under “—General” and has agreed to indemnify the holders of the notes for any such taxes, charges or similar levies paid by holders. See “Material U.S. Federal and Chilean Tax Considerations—Chilean Taxation Considerations.”

Wherever there is mentioned, under this caption “Description of the Notes,” in any context, the payment of principal of, or premium, if any, or interest on, or any other amount payable on or with respect to, any notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Indenture provides that the covenants described above under this caption “—Payment of Additional Amounts” shall survive any termination, defeasance, covenant defeasance or discharge of the Indenture and shall survive the repayment of all or any of the notes.

Optional Redemption

Enersis Américas may redeem the notes, in whole or in part, at any time and from time to time, beginning on the date that is 90 days prior to the scheduled maturity of the notes, at its option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption.

Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

Unless Enersis Américas defaults in payment of the redemption price, on and after the redemption date for notes of a particular series, interest will cease to accrue on the notes of the series called for redemption.

Make-whole Redemption

Enersis Américas may redeem the notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to the greater of (1) 100% of the then outstanding principal amount of the notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                      basis points, in each case plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to the redemption date, (1) the average of four Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC or any of their respective affiliates and any successors thereto which are primary United States government securities dealers and not less than three other leading primary United States government securities dealers in New York City reasonably designated by us; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or about 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Optional Redemption for Changes in Chilean Tax Law

Enersis Américas may redeem the notes as a whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the holders of the notes at 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to the date of redemption, if (i) Enersis Américas certifies to the Trustee immediately prior to the giving of such notice that either it has or will become obligated to pay Additional Amounts with respect to the notes in excess of Additional Amounts that would be payable if payments of interest on the notes were subject to a 4.0% withholding tax (“Excess Additional Amount”) as a result of any change in or amendment to the laws or regulations of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the notes, and (ii) such obligations cannot be avoided by Enersis Américas taking reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which Enersis Américas would be obligated to pay such Excess Additional Amounts if a payment in respect of the notes were then due. Prior to the giving of any notice of redemption described in this paragraph, Enersis Américas shall deliver to the Trustee an Officers’ Certificate stating that Enersis Américas is entitled to effect such redemption in accordance with the terms set forth in the Indenture and setting forth in reasonable detail a statement of the facts relating thereto (together with a written Opinion of Counsel to the effect that Enersis Américas has become obligated to pay such Excess Additional Amounts as a result of a change or amendment described above and that Enersis Américas cannot avoid payment of such Excess Additional Amounts, by taking reasonable measures available to it and that all governmental approvals necessary for Enersis Américas to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained).

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens

Enersis Américas will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by a Lien upon any Specified Property or any Capital Stock or Indebtedness of any Person, now owned or hereafter acquired, unless, concurrently with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(1) any Lien on any property acquired, constructed or improved by Enersis Américas or any Subsidiary which is created, incurred or assumed contemporaneously with, or within one year after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by Enersis Américas or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(2) any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by paragraph (1) above);

(3) any Lien on any property of a corporation which is merged with or into Enersis Américas or a Subsidiary or any Lien existing on property of a corporation which existed at the time such corporation becomes a Subsidiary and, in either such case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by paragraph (1) above);

(4) any Lien which secures only Indebtedness owing by a Subsidiary to Enersis Américas, to one or more Subsidiaries or to Enersis Américas and one or more Subsidiaries;

(5) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in foregoing clauses (1) through (4) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(6) any Lien to secure the performance of tenders, bids, leases, progress payments, performance or return-of-money bonds and other similar obligations.

Enersis Américas or any Subsidiary, however, may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the Indenture described below under “—Limitations on Sale and Lease-Back Transactions”; provided that the aggregate amount of such Indebtedness of Enersis Américas and its Subsidiaries together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions of the Issuer and its Subsidiaries at any time outstanding shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by Enersis Américas or any Subsidiary or at the time any such Sale and Lease-Back Transaction is entered into.

Limitations on Sale and Lease-Back Transactions

Neither Enersis Américas nor any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either (x) Enersis Américas or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “—Limitations on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the notes or (y) Enersis Américas or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within one year after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of Enersis Américas ranking at least on a parity with the notes and owing to a Person other than Enersis Américas or any Affiliate of Enersis Américas or to the construction or improvement of real property or personal property used by Enersis Américas or any Subsidiary in the ordinary course of business. The restrictions set forth in the preceding sentence will not apply to transactions providing for a lease for a term, including any renewal thereof, of not more than three years.

Certain Definitions

The following terms have the following definitions in the Indenture:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” means, as to any particular lease under which Enersis Américas or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by Enersis Américas in accordance with generally accepted financial practice).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities, convertible into any of the foregoing.

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on a consolidated balance sheet of

Enersis Américas and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of Enersis Américas and its Subsidiaries appearing on such balance sheet; provided, however, that for purposes of this definition, entities treated as subsidiaries for Chilean generally accepted accounting principles that are not Subsidiaries should be accounted for under the equity method.

“Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) for purposes of the “—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions” sections, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business).

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which Enersis Américas or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the date of the Indenture, assuming Enersis Américas is the registrant referred to in such definition, and applying for purposes of such determination the accounting principles from time to time applicable to Enersis Américas under the rules and regulations of the SVS or any successor or other governmental authority of the Republic of Chile having authority to mandate the accounting principles that Enersis Américas may or shall use in preparation of its financial reports.

“Specified Property” means any generation, transformation, transmission or distribution facility of Enersis Américas or any Subsidiary, whether at the date of the Indenture owned or thereafter acquired, including any land, buildings, structures or machinery and other fixtures that constitute any such facility, or portion thereof.

“Subsidiary” means any corporation or other business entity of which Enersis Américas owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

Events of Default

An “Event of Default,” with respect to the notes is defined in the Indenture as (i) a default in the payment of any principal of the notes when due and payable, whether at maturity, upon redemption or otherwise; (ii) a default in the payment of any interest or any Additional Amounts when due and payable on any notes and the continuance of such default for a period of 30 days; (iii) a default in the performance or observance of any other term, covenant, warranty or obligation of Enersis Américas in the notes or the Indenture, not otherwise expressly defined as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after there has been given, by registered or certified mail, to Enersis Américas by the Trustee or the holders of at least 25% in aggregate principal amount of notes outstanding, a written notice specifying such default or breach and requiring it to be remedied; (iv) a default by Enersis Américas or any Significant Subsidiary in the payment of principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of Enersis Américas or any of its Significant Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having a principal amount exceeding US$150 million (or its equivalent in any other currency), other than the notes, by Enersis Américas or any of its Significant Subsidiaries when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or (v) certain events of bankruptcy or insolvency with respect to Enersis Américas or a Significant Subsidiary.

The Indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, may declare the principal amount of all such outstanding notes and all the interest accrued thereon to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred, the principal of all such outstanding notes and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the notes. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the notes and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the notes then outstanding.

The Trustee must give to the holders of the notes notice of all uncured defaults known to it with respect to the notes within 30 days after the Trustee receives a written notice of an Event of Default pursuant to the terms of the Indenture; provided, however, that, except in the case of default in the payment of principal of or any interest or Additional Amounts on, any of the notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes.

No holder of any notes may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the notes, (b) the holders of not less than 25% in aggregate principal amount of the notes then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the notes. Such limitations, however, do not apply to any suit instituted by a holder of a note for enforcement of payment of the principal of and any interest on the note on or after the respective due dates expressed in the note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity.

Enersis Américas is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Delivery of any reports, information or documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein.

Modification and Waivers

From time to time Enersis Américas and the Trustee may, without the consent of the holders of notes, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the notes or making any other change therein as shall not adversely affect the interest of any holder of the notes.

In addition, with certain exceptions, the Indenture may be modified by Enersis Américas and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would (i) change the maturity of any payment of principal of or any installment of interest on any such note, or reduce the principal amount thereof or the interest payable thereon, or change the method of computing the amount of principal thereof or interest payable thereon on any date or change any place of payment where, or the coin or currency in which the principal or interest (including Additional Amounts) on any note are payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date due, (ii) reduce the percentage in aggregate principal amount of the outstanding notes, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby. The Indenture provides that the notes owned by Enersis Américas or any Affiliate of Enersis Américas shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Defeasance and Covenant Defeasance

Enersis Américas may, at its option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from its obligations with respect to the notes (“defeasance”). In general, upon a defeasance, Enersis Américas shall be deemed to have paid and discharged the entire indebtedness represented by the notes and to have satisfied all of its obligations under the notes and the Indenture except for (i) the rights of holders of the notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of and interest (including Additional Amounts), on the notes when such payments are due, (ii) certain provisions relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in New York City, and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the Trustee.

In addition, Enersis Américas may, at its option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the notes from the covenants described above under the caption “—Covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a defeasance or covenant defeasance with respect to the notes, Enersis Américas will be required to satisfy, among other conditions, the following: (i) Enersis Américas shall have irrevocably deposited with the Trustee cash and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide cash sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, and each installment of interest (including Additional Amounts) on, the notes on the Stated Maturity of such principal or installment of interest in accordance with the terms of the notes; (ii) in the case of an election to fully defease the notes, Enersis Américas shall have delivered to the Trustee an Opinion of Counsel stating that (x) Enersis Américas has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the

Indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon, such opinion shall confirm that, the beneficial owners of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) in the case of a covenant defeasance, Enersis Américas shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred; (iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and (v) Enersis Américas shall have delivered to the Trustee an Opinion of Counsel to the effect that payment of amounts deposited in trust with the Trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the Trustee as described above.

Consolidation, Merger and Sale of Assets

Enersis Américas may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal and interest and Additional Amounts, if any, on all the outstanding notes and the performance of every covenant in the Indenture on the part of Enersis Américas to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) Enersis Américas shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for Enersis Américas, as obligor on the notes, with the same effect as if it had been named in the Indenture as such obligor.

Book-Entry System; Delivery and Form

Enersis Américas will issue the notes in the form of one or more global notes in definitive, fully registered book-entry form. The global notes will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

Except as set forth below, the global notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor Depositary or any nominee of such successor. Beneficial interest in global notes may not be exchanged for certificated securities except in the limited circumstances described below.

All interests in the global notes, including those held through Euroclear Bank S.A./NV, as operator of its Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”), may be subject to the procedures and requirements of the Depositary. Those interests held through Euroclear or Clearstream Luxembourg may also be subject to the procedures and requirements to those systems.

Certificated Notes

The Indenture provides that the global notes will be exchangeable for certificated notes if:

(a) the Depositary notifies Enersis Américas that it is unwilling or unable to continue as Depositary for the global notes or the Depositary for the global notes ceases to be a clearing agency registered as such under the Exchange Act if so required by the applicable law or regulation, and no successor Depositary for the notes shall have been appointed within 90 days of such notification or of Enersis Américas becoming aware of the Depositary’s ceasing to be so registered, as the case may be;

(b) Enersis Américas, in its sole discretion, executes and delivers to the Trustee an order to the effect that the global notes shall be so exchangeable; or

(c) an Event of Default has occurred and is continuing with respect to the notes and all principal and accrued interest shall have become immediately due and payable and the Trustee has determined that such notes shall no longer be represented by global notes after being advised by counsel that in connection with such Event of Default it is necessary or appropriate for the Trustee or the holder to obtain possession of the notes.

Upon any such exchange, Enersis Américas will execute and the Trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. Enersis Américas anticipates that those certificated notes will be registered in such names as the Depositary instructs the Trustee and that those instructions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

Book-Entry System

The Depositary has advised Enersis Américas that the Depositary is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Indirect access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of the Depositary only through participants or indirect participants.

Enersis Américas expects that, upon the issuance of a global note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by or on behalf of the underwriters.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through records maintained by the Depositary (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global note other than participants). Likewise, beneficial interests in global note may only be transferred in accordance with the Depositary’s procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Luxembourg. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

So long as the Depositary or its nominee is the registered holder of the global notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the Indenture. Except as described herein, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes (except in connection with the transfer to an institutional accredited investor). In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. Enersis Américas understands that under existing industry practice, in the event that the Depositary is entitled to take any action as the registered holder of a global note, the Depositary would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered holder of such global note. Enersis Américas expects that the Depositary or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the Depositary or its nominee. Enersis Américas also expects that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of the Depositary. Enersis Américas will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between the Depositary and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

Trading

Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary’s rules and operating procedures and will be settled in same-day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross-market transfer between participants in the Depositary, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through the Depositary in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross-market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in the Depositary, and making or receiving payment in accordance with normal procedures for funds settlement applicable to the Depositary. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a Depositary participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following the Depositary’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a Depositary participant will be received with value on the Depositary’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following the Depositary’s settlement date.

Although Enersis Américas believes that the Depositary, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the Depositary, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor Enersis Américas will have any responsibility for the performance by the Depositary, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this subsection “—Book-Entry System; Delivery and Form” concerning the Depositary, Euroclear and Clearstream Luxembourg and their respective book-entry systems has been obtained from sources that Enersis Américas believes to be reliable, but Enersis Américas takes no responsibility for the accuracy thereof.

Governing Law; Consent to Service

The Indenture and the notes will be governed by the law of the State of New York without giving effect to the conflict of laws provision thereof.

Enersis Américas has irrevocably consented to the non-exclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any thereof, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture or the notes. Enersis Américas has appointed C T Corporation System, 111 Eighth Avenue, New York, New York 10011 as its initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the Indenture or the notes against the Issuer in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, and has agreed that such appointment shall be irrevocable so long as any of the notes remain outstanding or until the irrevocable appointment by Enersis Américas of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or the transaction contemplated by the second supplemental indenture.

Concerning the Trustee

The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank) is Trustee under the Indenture.

The Trustee shall hold funds related to the debt securities uninvested without liability for interest, unless otherwise agreed in writing. The Trustee shall not be liable for any tax withholding obligations it may have and we will comply upon request with all information required for such withholding obligations.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. Trustee shall not be responsible for any loss or damage resulting from any action or nonaction based on its good faith reliance upon such opinion or advice or for any errors in judgment made in good faith.

The Trustee shall act at the instruction or other directions of any person upon which the Trustee is authorized to rely pursuant to the terms of the Indenture, and shall not be liable for such actions, except to the extent caused by Trustee as result of the gross negligence or willful misconduct of the Trustee.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Notices

Notices to registered holders of the notes will be mailed to them or, if there is more than one holder of any note, to the first named holder of that note at their respective addresses in the register and shall be deemed to have been given on the fourth weekday after the date of mailing.

MATERIAL U.S. FEDERAL AND CHILEAN TAX CONSIDERATIONS

Chilean Taxation Considerations

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the notes made by a Foreign Holder (as defined below). It is based on the tax laws of Chile as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law or international tax treaty. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be applied retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively. For purposes of this summary, the term “Foreign Holder” means either (i) in the case of an individual, a person who is not resident or domiciled in Chile (for purposes of Chilean taxation, (a) an individual holder is resident in Chile if he or she has remained in Chile for more than six consecutive months in one calendar year, or a total of more than six consecutive months in two consecutive fiscal years and (b) an individual is domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile (such intention to be evidenced by circumstances such as the acceptance of employment in Chile or the relocation of one’s family to Chile)); or (ii) in the case of a legal entity, a legal entity that is not organized under the laws of Chile, unless the notes are assigned to a branch or a permanent establishment of such entity in Chile.

Payments of interest or premium

Under the Chilean Income Tax Law (Ley de Impuesto a la Renta) payments of interest or premium made by us, if any, made to a Foreign Holder in respect of the notes will generally be subject to a Chilean withholding tax currently at the rate of 4%. However, interest, premiums, remuneration for services, financial expenses and any other contractual surcharges paid, credited to an account or made available to entities related to us in respect of loans or liabilities (e.g. notes) during the year in which the indebtedness is considered to be excessive, are subject to a single tax of 35% that will be applied to us separately, to the extent paid to entities related to us. The 4% withholding tax already paid can be used as a credit against the applicable 35% single tax. Our indebtedness will be considered to be excessive (“Excessive Indebtedness”) when at the end of the corresponding fiscal year we have a “total annual indebtedness” with entities incorporated, domiciled, residing or established whether in a foreign country or in Chile, either related or not to us, that exceeds three times our equity, as calculated for Chilean tax purposes. Consequently, interest or premium paid to entities related to us with respect to debt that exceeds this Excessive Indebtedness ratio will be subject to a 35% tax rate applicable to us.

Under the Excessive Indebtedness rules, a lender or creditor, such as a holder of the notes, will be deemed to be related to the payor or debtor, if: (i) the beneficiary (i.e., lender or creditor) is incorporated, domiciled or resident in a country that is part of the list referred to in article 41D of the Chilean Income Tax Law (harmful preferential tax regimes and tax havens published by the Organization for Economic Co-Operation and Development and qualified as such by the Chilean Ministry of Finance); or (ii) the beneficiary (i.e., lender or creditor) is incorporated, domiciled, resident or established in one of the territories or jurisdictions listed in section 41 H of the Chilean Income Tax Law (harmful preferential tax regimes, as defined in the same section 41 H); or (iii) the beneficiary (i.e., lender or creditor) or debtor belongs to the same corporate group, or directly or indirectly, owns or participates in 10% or more of the capital or the profits of the other or if lender and debtor have a common partner or shareholder which, directly or indirectly, owns or participates in 10% or more of the capital or the profits of both, and that beneficiary is incorporated, domiciled, resident or established outside Chile; or (iv) the debt is guaranteed directly or indirectly by a third party, unless they are not related to the debtor and such third party guarantees the obligations for a fee determined under market conditions; or (v) it refers to securities placed and acquired by independent entities and that are subsequently acquired or transferred to a related entity according to prior numbers (i) to (iv). The debtor will be required to issue a sworn statement in this regard in the form set forth by the Chilean tax authorities.

As described above, we have agreed, subject to specific exceptions and limitations, to pay Additional Amounts to the Foreign Holders of the notes in respect of the Chilean interest withholding tax in order that any interest or premium the Foreign Holder receives from us, net of the Chilean interest withholding tax, equals the amount which would have been received by such Foreign Holder in the absence of such Chilean interest withholding tax. See “Description of the Notes—Payment of Additional Amounts.”

Payments of principal

Under existing Chilean law and regulations, a Foreign Holder will not be subject to any Chilean taxes in respect of payments of principal made by us with respect to the notes. Any other payment to be made by us (other than interest, premium or principal on the notes and except for some special exceptions granted by Chilean law and tax treaties subscribed by Chile and currently in force) will be subject to up to 35% withholding tax.

Capital gains

Capital gains realized by a Foreign Holder on the sale or other disposition of the notes will not be subject to Chilean income taxes.

Gift and Inheritance Tax

A Foreign Holder (other than a Chilean national) will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless notes held by a Foreign Holder are either deemed located in Chile at the time of such Foreign Holder’s death, or, if the notes are not deemed located in Chile at the time of a Foreign Holder’s death, if such notes were purchased or acquired with cash obtained from Chilean sources. A Foreign Holder will not be liable for Chilean stamp, registration or similar taxes.

Stamp Tax

The issuance of the notes will be subject to stamp tax at a rate of 0.8% of the aggregate principal amount of the notes, which will be payable by us. If the stamp tax is not paid when due, the Chilean law imposes inflation adjustments, interests and penalties. Interest payments that are deferred may be subject to stamp tax if such interests are deemed capitalized according to Chilean law. In addition, until such tax (and any penalty) is paid, Chilean courts will not enforce any action based on the notes.

U.S. Federal Income Taxation Considerations

General

The following discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and available and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. This discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion applies only to beneficial owners of notes that are “U.S. Holders” (as defined below) that hold notes as “capital assets” (generally, property held for investment) and that are initial investors that purchase the notes at the issue price within the meaning of Section 1273 of the Code.

This summary does not purport to address all U.S. federal income tax considerations that may be relevant to a particular beneficial owner, and beneficial owners are urged to consult their own tax advisors regarding their specific tax situation. The discussion below does not address tax considerations that may be relevant to beneficial owners in special tax situations, such as:

•	dealers in securities;

•	insurance companies;

•	tax-exempt organizations;

•	traders in securities that elect to use a mark to market method of tax accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	certain financial institutions;

•	partnerships or other pass-through entities;

•	beneficial owners whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	former citizens or residents of the United States of America; or

•	beneficial owners that hold our notes as part of a straddle or conversion transaction.

This discussion does not address the alternative minimum tax or Medicare contribution tax consequences of holding notes or the consequences to owners of equity interests in partnerships or other entities that own the notes, nor does this discussion address the U.S. estate, gift, state, local and non-U.S. tax consequences of holding the notes.

Prospective purchasers should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of purchasing, owning and disposing of the notes based on the prospective purchaser’s particular circumstances.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1)(a) a U.S. court can exercise primary supervision over the administration of the trust and (b) one or more United States persons has the authority to control all of the substantial decisions of the trust, or (2) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes under applicable Treasury regulations.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the consequences of the ownership and disposition of a note.

As of this date, there is currently no applicable income tax treaty in effect between the United States and Chile. However, the United States and Chile have signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

Interest

Interest paid to a U.S. Holder on a note, including any Additional Amounts and any Chilean tax withheld, will be includible in gross income as ordinary interest income in accordance with the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. Thus, U.S. Holders will generally be required to report income in an amount greater than the actual amount of interest received on the notes. In addition, interest on the notes will be treated as foreign-source income, and for purposes of the U.S. foreign tax credit limitation, generally will constitute “passive category income.” U.S. Holders will generally be eligible to take a foreign tax credit for any Chilean taxes imposed with respect to interest payments on the notes. In lieu of claiming a credit, U.S. Holders may elect to deduct all foreign taxes paid or accrued in computing their U.S. federal taxable income for the relevant taxable year.

The U.S. foreign tax credit rules are complex and subject to a number of limitations under the Code. U.S. Holders should consult their tax advisors as to the application of the U.S. foreign tax credit rules in their particular circumstances.

Sale, Exchange or Retirement

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest (which will be taxable as interest income to the U.S. Holder to the extent not previously included in gross income), and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of taxation on long-term capital gain. Any gain or loss realized on the sale, exchange or retirement of a note generally will be treated as U.S.-source gain or loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations under the Code. Chilean taxes, if any, imposed on any gain upon the sale, exchange or retirement of the notes may not be fully creditable unless the U.S. Holder has certain other foreign-source income.

U.S. Backup Withholding Tax and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal of, and interest on, a note and to proceeds of the sale or redemption of a note, to certain non-corporate beneficial owners that are United States persons. Information reporting generally will apply to payments of interest and to proceeds from the sale or redemption of notes made within the United States (and, in some cases, outside of the United States) to a payee (other than an exempt recipient). Backup withholding generally will not apply to such payments or proceeds unless the payee fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. The current rate of backup withholding tax is 28%. Backup withholding does not increase total federal income tax liability. Any backup withholding generally will be allowed as a credit or refund against such liability, provided the required information is timely furnished to the Internal Revenue Service.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

European Union Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income (the “Directive”) each member state of the European Union (“Member State”) was required to provide to the tax authorities of another Member State the details of payments of interest (and other similar income) paid by a person within its jurisdiction to, or collected by such person for, an individual, or certain types of entity established, in that other Member State, except that Austria chose to impose a withholding system for a transitional period unless the recipient opted for information exchange. A number of non-EU countries and certain dependent or associated territories of Member States adopted similar measures.

On November 10, 2015, the Council of the European Union approved Council Directive 2015/2060/EU which has repealed the Directive from January 1, 2017 in the case of Austria, and from January 1, 2016 in relation to all other Member States, subject to ongoing requirements to fulfil administrative obligations (such as the reporting and exchange of information relating to, and accounting for tax withheld from, payments made before those dates). Repeal was needed to prevent overlap between the Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Co-operation in the field of Taxation (as amended by Council Directive 2014/107/EU). Council Directive 2011/16/EU (as amended), which effectively implements the Organization for Economic Co-operation and Development’s common reporting standard on automatic exchange of financial account information in tax matters, requires governments to obtain detailed account information from financial institutions and exchange that information automatically with other jurisdictions annually. Council Directive 2011/16/EU (as amended) is, generally, broader in scope than the Directive but does not impose withholding taxes.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us and BBVA Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Santander Investment Securities Inc. as representatives of the underwriters named below, each of the underwriters has, severally and not jointly, agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of the notes set forth opposite such underwriter’s name below.

Underwriters	Principal Amount of the Notes
BBVA Securities Inc.	US$
Citigroup Global Markets Inc.	US$
J.P. Morgan Securities LLC	US$
Morgan Stanley & Co. LLC	US$
Santander Investment Securities Inc.	US$

Total	US$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

In the underwriting agreement, we have agreed that for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering price. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount to be received by the underwriters in connection with this offering:

	Per Note		Total
% Notes due 20		%	US$

The notes are a new issue of securities. We intend to apply to list the notes on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the notes in excess of the aggregate principal amount of the notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $    .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. Affiliates of each of the underwriters are lenders to us and an affiliate of BBVA Securities Inc. serves as documentation agent under our 18-month Senior Unsecured Term Loan Agreement of up to US$1.5 billion. The term loan is currently undrawn. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—B. Liquidity and Capital Resources” included as Exhibit 99.2 in the October 12, 2016 Form 6-K.

The underwriters or their respective affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates, including participating in commercial paper programs and providing credit facilities and investment management services to us and our affiliates. The underwriters or their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates have a lending relationship with us or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading price of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer to the public of notes which are the subject of this offering in that Member State other than:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

United Kingdom

Each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers in Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act, and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Chile

The offer of the notes is subject to General Rule No. 336 of the SVS. The notes being offered will not be registered under the Securities Market Law (Ley de Mercado de Valores) in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS and, therefore, the notes are not subject to the supervision of the SVS. As unregistered securities in Chile, we are not required to disclose public information about the notes in Chile. Accordingly, the notes cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding Securities Registry. The notes may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with General Rule No. 336 of the SVS. Pursuant to the Securities Market Law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories or groups thereof. Considering that the definition of public offering is quite broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law. However, pursuant to General Rule No. 336, the notes may be privately offered in Chile to certain “qualified investors” identified as such therein (which in turn are further described in General Rule No. 216, dated June 12, 2008, of the SVS).

SVS Rule 336 requires the following information to be provided to prospective investors in Chile:

1. Date of commencement of the offer: October 12, 2016. The offer of the notes is subject Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS.

2. The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS, due to the notes not being subject to the oversight of the SVS.

3. Since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile.

4. The notes shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the SVS.

SVS Rule 336 further requires the following information to be included in the Spanish language:

Aviso a los Inversionistas Chilenos

La oferta de los bonos se acoge a la Norma de Carácter General N°336 de la Superintendencia de Valores y Seguros. Los bonos que se ofrecen no están inscritos bajo la Ley de Mercado de Valores en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Superintendencia de Valores y Seguros, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores. Los bonos no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente. Los bonos solo podrán ser ofrecidos en Chile en circunstancias que no constituyan una oferta pública o cumpliendo con lo dispuesto en la Norma de Carácter General N°336 de la Superintendencia de Valores y Seguros. De conformidad con la Ley de Mercado de Valores Chilena, se entiende por oferta pública de valores la dirigida al público en general o a ciertos sectores o a grupos específicos de éste. Considerando lo amplio de dicha definición, incluso una oferta dirigida a un pequeño grupo de inversionistas puede ser considerada como una oferta dirigida a ciertos sectores o a grupos específicos del público y por lo tanto considerada como pública bajo la ley aplicable. Sin embargo, en conformidad con lo dispuesto por la Norma de Carácter General N°336, los bonos podrán ser ofrecidos privadamente a ciertos “inversionistas calificados,” identificados como tal en dicha norma (y que a su vez están descritos en la Norma de Carácter General N°216 de la Superintendencia de Valores y Seguros de fecha 12 de junio de 2008).

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1. La oferta de los bonos comienza el 12 de octubre de 2016, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS.

2. La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa Superintendencia.

3. Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos.

4. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Peru

The notes have not been and will not be approved by or registered with the Peruvian securities regulatory authority, the Superintendence of the Securities Market (Superintendencia del Mercado de Valores). However, the notes have been registered with the Superintendence of Banking, Insurance and Private Pension Funds (Superintendencia de Bancos, Seguros y Administradoras Privadas de Fondos de Pensiones) in order to be offered or sold in private placement transactions addressed to Peruvian institutional investors such as Peruvian private pension funds.

Colombia

The notes will not be authorized by the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) and will not be registered under the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores), and accordingly, the notes will not be offered or sold to persons in Colombia except in circumstances which do not result in a public offering under Colombian law.

LEGAL MATTERS

Certain matters of New York law relating to this offering will be passed upon for us by Chadbourne & Parke LLP, New York, New York. Certain matters of Chilean law relating to this offering will be passed upon for us by Carey y Cía. Ltda., Santiago, Chile. Certain legal matters relating to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York and Claro & Cía., Santiago, Chile.

EXPERTS

The consolidated financial statements of Enersis Américas and its subsidiaries as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, incorporated in this prospectus supplement by reference from the 2015 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada (“EY Ltda.”), an independent registered public accounting firm, except for the consolidated financial statements of Empresa Nacional de Electricidad S.A. and subsidiaries (“Endesa Chile”), a majority owned subsidiary of Enersis Américas, which have been audited by KPMG Auditores Consultores Ltda., an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Endesa Chile as of December 31, 2015 and 2014,and for each of the years in the three year period ended December 31, 2015 (not included or incorporated by reference herein), have been audited by KPMG Auditores Consultores Ltda., an independent registered public accounting firm, whose report is incorporated by reference herein and is based in part on the audit reports of others auditors (not included or incorporated by reference herein) who expressed unqualified opinions on their audits of the financial statements (not included or incorporated by reference herein) of certain subsidiaries (Emgesa S.A. E.S.P. and subsidiaries and Endesa Argentina S.A. and subsidiaries) and the audit of the financial statements (not included or incorporated by reference herein) of an associated investee of Endesa Chile.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy).

However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed CT Corporation System as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the debt securities offered pursuant to this prospectus and any prospectus supplement.

PROSPECTUS

Enersis Américas S.A.

Debt Securities

Enersis Américas S.A. (“Enersis Américas”) may from time to time, in one or more offerings, offer its debt securities. This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we offer our securities, the specific terms of the securities, including the specific amounts, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus.

You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names.

Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 19 of our annual report on Form 20-F for the year ended December 31, 2015, as amended, incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where their offer or sale is not permitted.

The date of this prospectus is October 12, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may offer the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless the context otherwise requires, all references to “Enersis Américas,” the “Company,” “we,” “us” and “our” are to Enersis Américas S.A., a company organized and existing under the laws of Chile, and its consolidated subsidiaries. Enersis Américas will be the issuer of the securities described in this prospectus. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE CAN YOU FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enersisamericas.cl. We are an issuer in Chile of securities registered with the Superintendencia de Valores y Seguros (the Chilean Superintendence of Securities and Insurance, or the “SVS”). Shares of our common stock are traded on the Santiago Stock Exchange (Bolsa de Comercio de Santiago), the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile) and the Valparaíso Stock Exchange (Bolsa de Corredores de Valparaíso) (collectively, the “Chilean Stock Exchanges”), under the symbol “ENERSIS-AM.” Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of significant events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enersisamericas.cl and www.svs.cl. The information contained on and linked from our website or the SVS website is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2015, as amended (the “2015 Form 20-F”); and

•	Our Report on Form 6-K filed on October 12, 2016.

Except for the Reports on Form 6-K specifically designated as being filed and incorporated by reference herein, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enersis Américas, Santa Rosa 76, 15th Floor, Santiago, Chile, Attention: Investor Relations, (56-2) 2353-4400 or via e-mail to ir.enersis@enel.com.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations, including, but not limited to, any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	changes in the regulatory framework of the electricity industry in one or more of the countries in which we operate;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	our dependence on dividends, loans and other payments from our subsidiaries, jointly controlled entities and associates to meet our payment obligations;

•	the impact of hydrology, drought, climate change, natural disasters, catastrophic accidents and acts of terrorism;

•	political, economic and demographic developments in the markets in South America where we conduct our business;

•	the merger is not consummated, is delayed or is not consummated under the expected conditions; and

•	the factors discussed below under “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent auditors have not examined or compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or the documents incorporated by reference herein reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY

We are a Chilean company engaged through our subsidiaries and jointly-controlled companies in the electricity generation, transmission and distribution business in Argentina, Brazil, Colombia, and Peru.

We own 60.0% of Endesa Américas S.A. (“Endesa Américas”), a Chilean electricity generation company that holds electricity generation operations in Argentina, Colombia and Peru, minority interests in generation, distribution and transmission operations in Brazil, and 99.1% of Chilectra Américas S.A. (“Chilectra Américas”), a Chilean electricity distribution company that holds minority interests in distribution companies in Argentina, Brazil, Colombia and Peru. Enel S.p.A. (“Enel”), an Italian energy company with multinational operations in the power and gas markets, beneficially owns 60.6% of us and is our ultimate parent.

Enel operates in 32 countries across four continents, with a focus on Europe and Latin America, with over 95 GW of net installed capacity and distributes electricity and gas through a network covering approximately 1.9 million km. Enel has 61 million customers worldwide.

On September 28, 2016, the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas met, voted and approved by more than two-thirds of the outstanding voting shares of each company the merger of Endesa Américas and Chilectra Américas with and into Enersis Américas, with Enersis Américas continuing as the surviving company under the name “Enel Américas S.A.” (the “Merger”). The Merger of Enersis Américas, Endesa Américas and Chilectra Américas will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company, contributing to the simplification of the corporate structure of the group and providing Enersis Américas with benefits such as leakage reduction, strategic interest alignment, more efficient decision making and operational efficiencies.

We seek to take advantage of our know-how and market leadership to remain one of the leading private sector utility companies in South America. We continually seek to maximize our return on investments and to reduce operating and financial costs in our subsidiaries, jointly controlled entities and associates over which we have significant influence.

As of and for the six months ended June 30, 2016, our consolidated assets were Ch$10,718 billion, our consolidated net income from continuing operations was Ch$352 billion and our consolidated operating revenues from continuing operations were Ch$2,373 billion. Our common stock has been registered with the SVS and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and are listed for trading on the NYSE.

As of June 30, 2016, we had 10,740 MW of installed capacity, with 105 generation units in the four countries in which we operate (Argentina, Brazil, Colombia and Peru).

We are a publicly traded open stock corporation (sociedad anónima abierta) organized under the laws of Chile. Our principal executive offices are located at Santa Rosa 76, 15th Floor, Santiago, Chile and our general telephone number is (56-2) 2353-4000.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our 2015 Form 20-F and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, which may include funding working capital, repurchases of our common stock upon exercises of statutory merger dissenters’ withdrawal rights by shareholders, capital expenditures and possible acquisitions, as well as the repayment of existing debt. Subject to contractual or other legal restrictions, the net proceeds from the sale of securities may be available to our affiliates through inter-company loans or other means.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012		2011
Ratio of earnings to fixed charges	2.72	4.54	3.16	4.06	3.62	[1]	3.72	[1]

[1]	Ratios were calculated based on the historical financial statements of Enersis Américas. These statements were not revised retrospectively to reflect the spin-off of the Chilean businesses as Enersis Chile S.A. Additionally, they reflect the retroactive adjustments according to the application of IAS 1 (R) as issued by the IASB in June 2012.

DESCRIPTION OF DEBT SECURITIES

This section describes the terms of the debt securities that Enersis Américas may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series. As used is this section, “we,” “us,” “our,” “Enersis Américas” or “the Company” refers only to Enersis Américas S.A., and not to any of our subsidiaries, unless explicitly stated.

The debt securities covered by this prospectus will be issued under the indenture between Enersis Américas S.A. (formerly known as Enersis S.A.) and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank), as trustee (the “Trustee”), dated as of November 1, 1996, as amended and supplemented by the first supplemental indenture dated as of July 24, 2009 (the “Indenture”).

Wherever we refer to particular sections or defined terms of the Indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. Because we have included only a summary of the material Indenture terms below, the Indenture should be read in full to understand every detail of the terms of the debt securities. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

The Indenture provides that Enersis Américas may issue debt securities thereunder from time to time in one or more series and permits Enersis Américas to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the aggregate amount of debt securities that may be issued by Enersis Américas under the Indenture.

The debt securities will be unsecured and unsubordinated obligations of Enersis Américas and will rank on parity with all other unsecured and unsubordinated indebtedness. The debt securities will not be obligations of or guaranteed by any of our subsidiaries.

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•	the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of US$1,000 and any integral multiple thereof;

•	if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•	if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the indentures, including the principal amount which will be due and payable upon any maturity, other than the stated maturity, or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•	any deletions from, modifications of or additions to the events of default applicable to any of the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any debt securities due and payable;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; provided that no term of the Indenture may be modified or deleted if imposed under the U.S. Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the Trustee shall have been consented to in writing by the Trustee.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the Indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens. Enersis Américas and its subsidiaries may not issue, assume or guarantee any secured indebtedness without equally and ratably securing the outstanding debt securities, subject to certain exceptions.

Enersis Américas and its subsidiaries may also issue, assume or guarantee indebtedness secured by a lien which would otherwise be prohibited by the covenant on limitations on liens described above or enter into sale and lease-back transactions that would otherwise be prohibited by the covenant on limitations on sale and lease-back transactions described below if the aggregate amount of such secured indebtedness together with the aggregate value of all outstanding sale and lease-back transactions does not exceed a specified amount.

Limitations on Sale and Lease-Back Transactions. Sale and lease-back transactions with respect to any generation, transformation, transmission or distribution facility of Enersis Américas or any subsidiary are prohibited, unless Enersis Américas or such subsidiary:

•	would be entitled to issue, assume or guarantee indebtedness secured by a lien on such facility without equally and ratably securing the debt securities; or

•	applies within one year after the effective date of such sale and lease-back transaction, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer of such facility other than for cash, an amount equal to the fair market value of such facility:

•	to the retirement of indebtedness of Enersis Américas ranking at least equally with the debt securities owing to a person other than Enersis Américas or any of its affiliates; or

•	to the construction or improvement of real or personal property used by Enersis Américas or any subsidiary in the ordinary course of business.

The restrictions set forth in the preceding sentence will not apply to sale and lease-back transactions providing for a lease for a term, including any renewal thereof, of not more than three years.

Events of Default

An “Event of Default,” with respect to the debt securities is defined in the Indenture as:

•	a default in the payment of any principal of the debt securities when due and payable, whether at maturity, upon redemption or otherwise;

•	a default in the payment of any interest or any additional amounts when due and payable on any debt securities and the continuance of such default for a period of 30 days;

•	a default in the performance or observance of any other term, covenant, warranty or obligation of Enersis Américas in the debt securities or the Indenture, not otherwise described as an Event of Default in the first or second bullet above, and the continuance of such default for more than 60 days after written notice to Enersis Américas by the Trustee or the holders of at least 25% in aggregate principal amount of debt securities outstanding, specifying such default or breach and requiring it to be remedied;

•	a default by Enersis Américas or any specified subsidiary in the payment of the principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding indebtedness of Enersis Américas or any of its specified subsidiaries, whether such indebtedness now exists or shall hereafter be created, having an aggregate principal amount exceeding a specified amount, other than the debt securities of that series, by Enersis Américas or any of its specified subsidiaries when the indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or

•	certain events of bankruptcy or insolvency with respect to Enersis Américas or a significant Chilean subsidiary.

The Indenture provides that (i) if an Event of Default (other than a bankruptcy or insolvency-related Event of Default) has occurred and is continuing with respect to the debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding, may declare the principal amount of all such outstanding debt securities and all the interest accrued thereon to be due and payable immediately and (ii) if a bankruptcy or insolvency-related Event of Default has occurred, the principal of all such outstanding debt securities and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the debt securities. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the debt securities and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding.

The Trustee must give to the holders of the debt securities notice of all uncured defaults known to it with respect to the debt securities within 30 days after the Trustee becomes aware of such a default (the term default to include the events specified above without notice or grace periods); provided, however, that, except in the case of default in the payment of principal of or any interest or additional amounts on, any of the debt securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities.

No holder of any debt securities may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the debt securities, (b) the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the debt securities. Such limitations, however, do not apply to any suit instituted by a holder of a debt security for enforcement of payment of the principal of and any interest on the debt security on or after the respective due dates expressed in the note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the debt securities, unless such holders shall have offered to the Trustee reasonable indemnity.

Enersis Américas is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waivers

From time to time Enersis Américas and the Trustee may, without the consent of the holders of debt securities, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the debt securities or making any other change therein as shall not adversely affect the interest of any holder of the debt securities.

In addition, with certain exceptions, the Indenture may be modified by Enersis Américas and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would (i) change the maturity of any payment of principal of or any installment of interest on any such note, or reduce the principal amount thereof or the interest payable thereon, or change the method of computing the amount of principal thereof or interest payable thereon on any date or change any place of payment where, or the coin or currency in which the principal or interest (including additional amounts) on any note are payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date due, (ii) reduce the percentage in aggregate principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby. The Indenture provides that the debt securities owned by Enersis Américas or any Affiliate of Enersis Américas shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Consolidation, Merger and Sale of Assets

Enersis Américas may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor shall be a corporation organized and existing under the laws of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal and interest and additional amounts, if any, on all the outstanding debt securities and the performance of every covenant in the Indenture on the part of Enersis Américas to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) Enersis Américas shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for Enersis Américas, as obligor on the debt securities, with the same effect as if it had been named in the Indenture as such obligor.

Governing Law

The debt securities and the Indenture shall be governed by the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

Concerning the Trustee

The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank) is trustee under the Indenture.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	through agents, dealers or brokers;

•	to or through underwriters;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distributors including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Certain matters of New York law relating to the validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Chadbourne & Parke LLP, New York, New York. Certain matters of Chilean law relating to the validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Carey y Cía. Ltda., Santiago, Chile.

EXPERTS

The consolidated financial statements of Enersis Américas and its subsidiaries as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, incorporated in this prospectus by reference from the 2015 Form 20-F and the effectiveness of its internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada (“EY Ltda.”), an independent registered public accounting firm, except for the consolidated financial statements of Empresa Nacional de Electricidad S.A. and subsidiaries (“Endesa Chile”), a majority owned subsidiary of Enersis Américas, which have been audited by KPMG Auditores Consultores Ltda., an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Endesa Chile as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015 (not included or incorporated by reference herein), have been audited by KPMG Auditores Consultores Ltda., an independent registered public accounting firm, whose report is incorporated by reference herein and is based in part on the audit reports of others auditors (not included or incorporated by reference herein) which expressed unqualified opinions on their audits of the financial statements (not included or incorporated by reference herein) of certain subsidiaries (Emgesa S.A. E.S.P. and subsidiaries and Endesa Argentina S.A. and subsidiaries) and the audit of the financial statements (not included or incorporated by reference herein) of an associated investee of Endesa Chile.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and Chilean public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed C T Corporation System as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the debt securities offered pursuant to this prospectus and any prospectus supplement.